Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PALMETTO INVESTMENT PARTNERS, LLC,

PALMETTO INVESTMENT PARTNERS II, LLC,

AND

CRESTWOOD EXPLORATION PARTNERS, LLC,

(as Sellers)

AND

PHX MINERALS INC.

(as Buyer)

Dated as of: April 14, 2021

TABLE OF CONTENTS

Article 1 PURCHASE AND SALE		5
1.1	Purchase and Sale.	5
1.2	Effective Time.	5
1.3	Excluded Assets.	5
Article 2 PURCHASE PRICE; REVENUES AND EXPENSES		5
2.1	Purchase Price.	5
2.2	Consideration.	5
2.3	Allocation of Purchase Price.	6
2.4	Adjustments to the Purchase Price at Closing.	6
2.5	Adjustments to the Purchase Price Following Closing.	7
2.6	Payment Method.	8
2.7	Principles of Accounting.	8
Article 3 SCOPE OF DUE DILIGENCE AND TITLE DEFECTS		8
3.1	Scope of Due Diligence Review and Access.	8
3.2	Title Defects and Purchase Price Adjustment.	9
Article 4 SELLERS’ REPRESENTATIONS AND WARRANTIES		14
4.1	Organization.	14
4.2	Qualification.	14
4.3	Power; No Conflict.	14
4.4	Authorization and Enforceability.	14
4.5	Liability for Brokers’ Fees.	15
4.6	Foreign Person.	15
4.7	No Bankruptcy.	15
4.8	Litigation.	15
4.9	Taxes.	15
4.10	Consents; Preferential Rights; Non-Competes.	15
4.11	Contracts and Leases.	15
4.12	Payment of Royalties; No Suspense Accounts; No Deferred Payments.	16
4.13	Environmental Matters.	16
4.14	No Cost-Bearing Interests.	16
4.15	Condemnation.	16
4.16	Investment Intent.	16
Article 5 BUYER’S REPRESENTATIONS AND WARRANTIES		17
5.1	Organization.	17
5.2	Qualification.	17
5.3	Power.	17
5.4	Authorization and Enforceability.	17
5.5	Liability for Brokers’ Fees.	18
5.6	Litigation.	18
5.7	Knowledgeable Investor.	18
5.8	No Bankruptcy.	18

5.9	Capitalization.	18
5.10	Valid Issuance.	18
5.11	Investment Company.	19
5.12	Buyer Reports; Financial Statements.	19
5.13	Private Placement.	19
5.14	Listing Exchange.	19
Article 6 COVENANTS		19
6.1	Pre-Closing Covenants.	19
6.2	Reasonable Efforts.	20
6.3	Amendment of Disclosure Schedules.	20
6.4	Limitations on Representations and Warranties.	20
6.5	Post-Closing Obligations.	21
6.6	Exclusivity.	22
6.7	Listing.	22
6.8	Registration Rights.	22
6.9	Escrow..	25
Article 7 TAX MATTERS		25
7.1	Transfer Taxes.	25
7.2	Asset Taxes.	25
7.3	Tax Allocation.	26
7.4	Refunds of Taxes.	26
7.5	Cooperation.	26
Article 8 CONDITIONS PRECEDENT AND TERMINATION		26
8.1	Conditions to Obligations of Sellers.	27
8.2	Conditions to Obligations of Buyer.	27
8.3	Frustration of Closing Conditions.	28
8.4	Termination.	28
8.5	Effect of Termination and Remedies.	29
Article 9 CLOSING		29
9.1	Date and Place of Closing.	29
9.2	Closing Obligations.	30
Article 10 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		30
10.1	Buyer’s Assumption of Liabilities and Obligations.	31
10.2	Indemnification.	31
10.3	Survival of Warranties, Representations and Covenants.	32
10.4	Reservation as to Non-Parties.	33
10.5	Acceptance of Title Condition.	33
10.6	Express Negligence Rule.	33
10.7	Waiver of Certain Damages.	33
10.8	Determination of Losses.	34
10.9	Notice and Defense.	34
10.10	Indemnity Holdback.	34

Article 11 MISCELLANEOUS		36
11.1	Expenses.	36
11.2	Notices.	36
11.3	Governing Law; Jurisdiction; Venue: Jury Waiver; Binding Arbitration.	37
11.4	Further Assurances.	38
11.5	Amendments: Waivers.	38
11.6	Assignment.	38
11.7	Counterparts/Fax Signatures.	39
11.8	Construction.	39
11.9	Entire Agreement.	39
11.10	Successors and Permitted Assigns.	39
11.11	Parties in Interest.	39
11.12	Severability.	39
11.13	Joint Preparation.	40
11.14	Publicity.	40
11.15	Disclosure Schedules.	40
11.16	Specific Performance.	40
11.17	Confidentiality.	40
11.18	No Recourse.	41

ANNEX – DEFINED TERMS		A

List of Exhibits

Exhibit A-1Tracts and Allocated Values

Exhibit A-2Wells and Allocated Value

Exhibit BSelling Stockholders Questionnaire

Exhibit CForm of Conveyance

Exhibit DForm of Certificate of Non-Foreign Status

Exhibit EForm of Lock-Up Agreement

Exhibit FLeases

List of Disclosure Schedules

Section 4.8Litigation

Section 4.9Taxes

Section 4.11Contracts

Section 4.13Environmental Matters

Section 4.14No Cost-Bearing Interests

Section 5.9Capitalization

Section 9.2(f)Persons Issued Shares Pursuant to Lock-Up Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is dated as of the 14th day of April, 2021 (the “Execution Date”), and is by and among Palmetto Investment Partners, LLC (“Palmetto I”), Palmetto Investment Partners II, LLC (“Palmetto II”), and Crestwood Exploration Partners, LLC (“Crestwood”, each of Crestwood, Palmetto I and Palmetto II, a “Seller,” and collectively, the “Sellers”), each a Delaware limited liability company, with each having its address at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219, and PHX Minerals Inc., an Oklahoma corporation (“Buyer”), whose address is 1601 NW Expressway, Valliance Bank Tower, Suite 1100, Oklahoma City, Oklahoma 73118. Sellers and Buyer are each individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers own certain rights, title and interests in and to certain mineral interests, royalty interests and overriding royalty interests in the oil, gas, and other minerals underlying certain lands located in Grady, Canadian, Garvin, Murray, Carter and Stephens Counties, Oklahoma, and

WHEREAS, Sellers desire to sell such rights, title and interests to Buyer, and Buyer desires to purchase such rights, titles and interests from Sellers on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree as follows:

Article 1
PURCHASE AND SALE

1.1Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from each Seller, and each Seller agrees to sell, assign, transfer, convey and deliver to Buyer, all of such Seller’s right, title and interest in and to the Assets for the consideration specified in Article 2.

1.2Effective Time.

If the Closing occurs, the purchase and sale of the Assets shall be effective as of November 1, 2020, at 7:00 a.m. Central Time (the “Effective Time”).

1.3Excluded Assets.

Notwithstanding any other provision of this Agreement to the contrary, the Assets to be conveyed and assigned under this Agreement do not include the Excluded Assets, all of which are reserved by Sellers.

Article 2
PURCHASE PRICE; REVENUES AND EXPENSES

2.1Purchase Price.

Subject to the adjustments set forth below and the other terms and conditions of this Agreement, the total consideration for the purchase, sale and conveyance of the Assets to be paid by Buyer to Sellers is Eleven Million Nine Hundred Forty Seven Thousand Dollars ($11,947,000.00) (the “Purchase Price”), comprised of cash and shares of Common Stock as further described in Section 2.2.

2.2Consideration.

Sellers agree to accept as a credit towards the Purchase Price, shares of Class A Common Stock, par value $0.016666, of Buyer (the “Common Stock”) with an equivalent aggregate value of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Shares”). Buyer

intends to complete an offering of Common Stock on or about April 19, 2021 in the amount of approximately Twelve Million Four Hundred Thousand Dollars ($12,400,000.00) (the “Offering”), and the Shares shall be valued at the same price-per-share as the Common Stock issued in the Offering. The Shares received by Sellers shall be subject to the same terms and conditions of the subscribers for the Offering. The number of Shares shall not be adjusted in the event of any Purchase Price adjustment described in Section 2.4.  The remainder of the Purchase Price (after accounting for the credit received by Buyer for the Shares and any Purchase Price adjustments pursuant to this Agreement) shall be paid for in cash by Buyer (the “Cash”).

2.3Allocation of Purchase Price.

The unadjusted Purchase Price shall be allocated among (i) each tract of Land identified on Exhibit A-1 (each, a “Tract”), with each such Tract having the “Allocated Value” set forth for such Tract on Exhibit A-1 and (ii) each Well identified on Exhibit A-2, with each Well having the “Allocated Value” set forth for such Well on Exhibit A-2.

2.4Adjustments to the Purchase Price at Closing.

(a)At Closing, without limiting Section 2.5, the Cash portion of the Purchase Price will be adjusted in accordance with this Section 2.4.  No later than three (3) Business Days prior to the Closing Date, Sellers will in good faith prepare (as a reasonable and prudent Person) and provide to Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”) identifying all adjustments to the Purchase Price, without duplication, known by Sellers to be made at Closing, in accordance with this Agreement and as of the time of the preparation of the Preliminary Settlement Statement (including reasonable estimates of any such amounts where actual amounts are not available). After the delivery of the Preliminary Settlement Statement to Buyer and prior to the Closing, Sellers shall consult in good faith with Buyer regarding any reasonable changes to the Preliminary Settlement Statement proposed by Buyer prior to the Closing. Without limiting Section 2.5, the Preliminary Settlement Statement, as agreed upon in writing by Sellers and Buyer, will be used to adjust the Purchase Price at Closing; provided, however, that if Sellers and Buyer cannot agree in writing on the Preliminary Settlement Statement prior to Closing, then the Preliminary Settlement Statement proposed by Sellers, taking into account any adjustments thereto agreed to by the Parties, will be used to adjust the Purchase Price at Closing. Sellers and Buyer acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement.

(b)The Purchase Price will be increased (without duplication) by the following:

(i)the amount of any proceeds (including any lease bonuses, royalties and other proceeds) received by Buyer (and not otherwise paid or remitted to any Seller) to the extent attributable to (x) any of the Assets and (y) the time period before the Effective Time;

(ii)subject to Section 3.2, the Title Credit Amount of any Title Credit (if applicable);

(iii)the amount of all Asset Taxes allocable to Buyer pursuant to Article 7 but paid or otherwise economically borne by Sellers; and

(iv)as otherwise agreed in writing by the Parties.

(c)The Purchase Price will be decreased (without duplication) by the following:

(i)the amount of any proceeds (including any lease bonuses, royalties and other proceeds) received by any Seller (and not otherwise paid or remitted to Buyer) to the extent attributable to (x) any of the Assets and (y) the period beginning on and following the Effective Time;

(ii)subject to Section 3.2, the Title Defect Amount of any uncured Title Defect that is not waived in writing by Buyer (if applicable);

(iii)the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 3.2(f);

(iv)the amount of all Asset Taxes allocable to Sellers pursuant to Article 7 but paid or otherwise economically borne by Buyer; and

(v)as otherwise agreed in writing by the Parties.

2.5Adjustments to the Purchase Price Following Closing.

(a)Final Settlement Statement. Within ninety (90) days after the Closing Date (such 90th day, the “Final Settlement Date”), Sellers will prepare a proposed final settlement statement (the “Final Settlement Statement”), which shall take into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual adjustments required under Section 2.4. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement (the “Review Period”), Buyer shall deliver to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 7.2(c), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price shall, without limiting Section 7.2(c), be final and binding on the Parties hereto. Any disputed items included in a Dispute Notice regarding the Final Settlement Statement shall be resolved as provided in Section 2.5(c).

(b)Payment of Post-Closing Adjustments. Any adjustments to the Purchase Price as reflected in the Final Settlement Statement will be offset against each other so that only one payment is required between the Parties. The Party owing payment will pay the other Party in cash the net post-Closing adjustment to the Purchase Price set forth in the Final Settlement Statement within five (5) Business Days following the date upon which all matters in the proposed Final Settlement Statement (excluding any Title Disputes) are either (x) agreed upon by the Sellers and Buyer in writing, (y) deemed accepted by Buyer at the end of the Review Period pursuant to Section 2.5(a), or (z) finally determined by the Accounting Consultant in accordance with Section 2.5(c), as applicable.

(c)Resolution of Disputed Items. After the completion and delivery of the proposed Final Settlement Statement, the Parties shall negotiate in good faith to attempt to reach an agreement in writing on the amount due with respect to any disputed items included in the Dispute Notice. If the Parties agree in writing on the amount due with respect to any disputed items in the proposed Final Settlement Statement, and any payment adjustment is required, the Party owing payment will pay the other Party in the time period provided in Section 2.5(b). If the Parties are unable to agree in writing on the amount due with respect to any disputed items in the proposed Final Settlement Statement within thirty (30) days after Sellers receive Buyer’s written Dispute Notice, then Buyer and Sellers shall engage an independent national accounting firm mutually agreed upon by the Parties (the “Accounting Consultant”) to exclusively and finally resolve any such disputed matters set forth in the Dispute Notice in accordance with the terms of this Agreement. Each of Buyer and Sellers shall within fifteen (15) Business Days after either Party’s written request for arbitration summarize its position with regard to such dispute in a written document and submit such summaries to the Accounting Consultant, together with a copy of the Dispute Notice, the Final Settlement Statement, this Agreement and any other documentation such Party may desire to submit. If there is more than one or more Dispute Notice or disputed matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 2.5(c). The Parties shall cooperate diligently with any reasonable request of the Accounting Consultant in an effort to resolve the matters submitted to the Accounting Consultant as soon as reasonably possible after the Accounting Consultant is engaged. The Accounting Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required under this Section 2.5(c). All communications between any Party or its Affiliates and the Accounting Consultant shall be conducted in writing, with copies sent simultaneously to the other Parties in the same manner, or at a meeting or conference call to which each of the Parties and their respective Representatives have been invited and of which such Parties have been provided at least five (5) days’ written notice. In no event shall the Accounting Consultant select an amount (x) for any upward adjustment to the Purchase Price that is greater than Sellers’ proposed amount or less than Buyer’s proposed amount or (y) for any downward adjustment to the Purchase Price that is greater than Buyer’s proposed amount or less than Sellers’ proposed amount. Within thirty (30) days after receipt of such materials from the Parties and after receipt of any additional information required by the Accounting Consultant, the Accounting Consultant shall make its determination, which shall be in accordance with the terms of this Agreement and shall be final and binding upon the Parties, without right of appeal, absent Fraud or manifest error. The Accounting Consultant may not award damages, interest or penalties to either Buyer or Sellers with respect to any matter. Sellers and Buyer shall each bear their own respective legal fees and other costs of presenting its case. Sellers shall bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of the costs and expenses of the Accounting Consultant.

(d)Further Revenues and Expenses. From and after the Closing Date, if a Party or Parties receive revenues that belong to another Party under this Agreement, the Party or Parties receiving the revenues agrees to remit those revenues to the applicable Party promptly (but no later than thirty (30) days) following such first Party’s receipt thereof.

2.6Payment Method.

Unless the Parties otherwise agree in writing and except for the Share consideration set forth in Section 2.2, all payments made or otherwise required under this Agreement (a) to Sellers, will be made in United States dollars by wire transfer in immediately available funds to such account(s) as are designated in writing by the Sellers to Buyer and (b) to Buyer, will be made in United States dollars by wire transfer in immediately available funds to such account(s) as are designated in writing by Buyer to Sellers.

2.7Principles of Accounting.

The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with GAAP, consistently applied in the petroleum industry, and applicable Laws.

Article 3
SCOPE OF DUE DILIGENCE AND TITLE DEFECTS

3.1Scope of Due Diligence Review and Access.

In order to allow Buyer to conduct title due diligence with respect to the Assets, from and after the Execution Date until 5:00 p.m. Central Time on April 16, 2021 (the “Title Claims Date”), Sellers shall provide Buyer with reasonable access to the Records; provided, however, (a) such access does not unreasonably interfere with the normal operations and business of Sellers or their Affiliates, (b) such access shall occur in such a manner as Sellers reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require Sellers to provide access, or to disclose any information, to Buyer if such access or disclosure (w) would waive any legal privilege (except with respect to any title opinions covering any Asset), (x) would be in violation of applicable Laws or regulations of any Governmental Authority, (y) would be in violation of any confidentiality obligations to a third party or (z) would constitute access to the Excluded Records. Further, Buyer shall have no right (i) to access any of the Assets or (ii) to perform or conduct any environmental sampling or other invasive environmental investigation on or about or with respect to any of the Assets. Buyer shall keep confidential all information made available to Buyer by or on behalf of Sellers or their Representatives until the Closing.

3.2Title Defects and Purchase Price Adjustment.

(a)Title Defect Notice. Buyer shall give Sellers written notice of alleged Title Defects (a “Defect Allegation”) promptly upon Buyer’s discovery thereof, and in any event, prior to the Title Claims Date. To be effective, such Defect Allegation shall be in writing, delivered to Sellers before the Title Claims Date and shall include (i) a reasonably detailed description of the alleged Title Defect, including Buyer’s detailed findings and reasons for concluding that such alleged Title Defect exists, (ii) the Allocated Value of the Tract or Well that includes the Asset affected by the Title Defect, (iii) the amount by which Buyer reasonably believes that the Allocated Value of the affected Tract or Well is reduced by the alleged Title Defect and the computations and information upon which Buyer’s belief is based, and (iv) all supporting information and documents in Buyer’s possession or reasonable control relating to such asserted Title Defect necessary for Sellers to verify such Title Defect and the value thereof; provided, however, that an alleged failure to comply with subsections (i) through (iv) above shall not cause any such Defect Allegation to be invalid or any Title Defect to be waived so long as the Defect Allegation is timely delivered and it provides reasonably sufficient notice and supporting documents to Sellers of the existence of and reasonable details regarding the nature of the alleged Title Defect.  Except for any claim under the Special Warranty, Buyer shall be deemed for any and all purposes to have waived, and Sellers shall have no liability for, any Title Defects and other defects of title of which Sellers have not received a Defect Allegation from Buyer on or before the Title Claims Date meeting the requirements of this Section 3.2(a). Notwithstanding the foregoing, Buyer shall be entitled to modify or amend any Defect Allegation or other communication until the Title Claims Date, and Buyer shall not be deemed to have waived any Title Defects that are ultimately asserted in a Defect Allegation from Buyer on or before the Title Claims Date meeting the requirements of this Section 3.2(a). Upon Sellers’ receipt on or prior to the Title Claims Date of any Defect Allegation, Sellers shall review such Defect Allegation in good faith and determine whether Sellers believe such Defect Allegation meets the requirements of this Section 3.2(a). If Sellers determine that any Defect Allegation fails to meet the requirements of this Section 3.2(a), Sellers shall provide written notice to Buyer of such determination (and reasonable detail of the basis for such determination) (a “Deficiency Notice”) as soon as reasonably practicable following Sellers’ receipt of such Defect Allegation. Notwithstanding anything to the contrary, with respect to each Defect Allegation received by Sellers on or prior to the Title Claim Date, Sellers may not dispute any alleged Title Defect set forth in any such Defect Allegation on the basis that it did not meet the requirements of this Section 3.2(a) unless Sellers provide prompt written notice to Buyer (no later than five (5) Business Days following the Title Claim Date) of the basis upon which Sellers (acting in good faith) have determined that the Defect Allegation failed to meet the requirements of this Section 3.2(a).

(b)Title Credit Notice. Sellers or Buyer, as the case may be, as a “Disclosing Credit Party”, may (but are not obligated to), give the other Party written notice of alleged Title Credits (a “Credit Notice”) promptly upon the Disclosing Credit Party’s discovery thereof, and in any event, prior to the Title Claims Date. To be effective, such Credit Notice provided by a Disclosing Credit Party shall be in writing, delivered to the other Party prior to the Title Claims Date, and shall include (i) a reasonably detailed description of the alleged Title Credit, including the Disclosing Credit Party’s detailed findings and reasons for concluding that such alleged Title Credit exists, (ii) the Allocated Value of the Tract or Well that includes the Asset affected by the Title Credit, (iii) the amount by which the Disclosing Credit Party reasonably believes that the Allocated Value of the affected Tract or Well is increased by the alleged Title Credit and the computations and information upon which the Disclosing Credit Party’s belief is based, and (iv) all supporting information and documents in the Disclosing Credit Party’s possession or reasonable control relating to such asserted Title Credit necessary for the other Party to verify such Title Credit and the value thereof; provided, however, that an alleged failure to comply with subsections (i) through (iv) above shall not cause any such Credit Notice to be invalid or any Title Credit to be waived so long as the Credit Notice is timely delivered and it provides reasonably sufficient notice and supporting documents to Sellers of the existence of and reasonable details regarding the nature of the alleged Title Credit. Sellers shall be deemed for any and all purposes to have waived, and Buyer shall have no liability for, all Title Credits (A) of which Buyer has not received a Credit Notice from Sellers, or (B) for which Buyer has failed to provide a Credit Notice to Seller, on or before the Title Claims Date meeting the requirements of this Section 3.2(b). Prior to the Title Claims Date, the Party receiving a Credit Notice shall notify the Disclosing Credit Party if any written alleged Title Credits received from the Disclosing Credit Party on or before the Title Claims Date do not comply with the provisions of this Section 3.2(b). Upon a Party’s receipt on or prior to the Title Claims Date of any Credit Notice, such Party shall review such Credit Notice in good faith and determine whether it believes such Credit Notice meets the requirements of this Section 3.2(b). If a Party determines that any Credit Notice fails to meet the requirements of this Section 3.2(b), such Party shall provide written notice to the Disclosing Credit Party of such determination (and reasonable detail of the basis for such determination) (a “Credit Deficiency Notice”) as soon as reasonably practicable following such Party’s receipt of the Credit Notice. Notwithstanding anything to the contrary, with respect to each Credit Notice received by Buyer on or prior to the Title Claim Date, Buyer may not dispute any alleged Title Credit set forth in any such Credit Notice on the basis that it did not meet the requirements of this Section 3.2(b) unless it provides prompt written notice to Sellers (no later than five (5) Business Days following the Title Claim Date) of the basis upon which Buyer (acting in good faith) has determined that the Credit Notice failed to meet the requirements of this Section 3.2(b).

(c)Title Defect Amounts. The value of an uncured or unwaived Title Defect (a “Title Defect Amount”), and any adjustments to the Purchase Price for the same, shall be calculated as follows, without duplication:

(i)if Buyer and Sellers agree in writing on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)if a Title Defect is an Encumbrance upon an Asset which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected Asset;

(iii)if a Title Defect is in respect of a discrepancy between (A) Sellers’ Actual NRA for a Tract and (B) the aggregate Net Royalty Acres set forth on Exhibit A-1 for such Tract (the “Stated NRA” for such Tract), then the Title Defect Amount shall be the product of (1) the Allocated Value for such Tract, multiplied by (2) a fraction, the numerator of which is the absolute value of difference between the Stated NRA and the Actual NRA, and the denominator of which is the Stated NRA;

(iv)if a Title Defect is in respect of a discrepancy between (A) Sellers’ Actual NRI attributed to a Well and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Well (the “Stated NRI” for such Well), then the Title Defect Amount shall be the product of (1) the Allocated Value for such Well, multiplied by (2) a fraction, the numerator of which is the absolute value of difference between the Stated NRI and the Actual NRI, and the denominator of which is the Stated NRI;

(v)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the affected Tract or Well of a type not described in Section 3.2(c)(i) through Section 3.2(c)(iv), above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Tract or Well, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Tract or Well, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation; and

(vi)in no case shall the value of all Title Defects asserted with regard to the Assets included in a Tract or Well exceed the Allocated Value of the affected Tract or Well. The Title Defect Amount with respect to a Title Defect shall be determined without any duplication of any costs included in any other Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

(d)Certain Limitations on Adjustments.

(i)Buyer shall have no remedy for any individual Title Defect, and Sellers shall have no remedy for any individual Title Credit, unless the Title Defect Amount for such individual Title Defect, or Title Credit Amount for such individual Title Credit, exceeds Fifteen Thousand Dollars ($15,000.00) (the “Title Threshold”), and no Title Defect or Title Credit shall be taken into consideration for the purpose of calculating any Purchase Price reduction or increase under this Section 3.2 unless the Title Defect Amount for such Title Defect, or Title Credit Amount for such Title Credit, exceeds the Title Threshold (which shall be treated as a threshold and not a deductible).

(ii)Buyer shall have no remedy for any Title Defects unless and until the sum of (x) the aggregate Title Defect Amounts for Title Defects with Title Defect Amounts exceeding the Title Threshold minus (y) the aggregate Title Credit Amounts for Title Credits with Title Credit Amounts exceeding the Title Threshold, exceeds Two Hundred Thousand Dollars ($200,000.00) (“Title Deductible”). Sellers shall not be entitled to an upward Purchase Price adjustment for any Title Credits unless and until the sum of (x) the aggregate Title Credit Amounts for Title Credits with Title Credit Amounts exceeding the Title Threshold, minus (y) the aggregate Title Defect Amounts for Title Defects with Title Defect Amounts exceeding the Title Threshold, exceeds the Title Deductible. If, and only if, the Purchase Price reduction or increase which would result from all Title Defect Amounts or Title Credit Amounts, as the case may be, that exceed the Title Threshold exceeds the Title Deductible, then the Purchase Price shall be reduced by the aggregate of all Title Defect Amounts or increased by the aggregate of all Title Credit Amounts.  For the avoidance of doubt, Buyer or Sellers, as the case may be, shall be entitled to adjust the Purchase Price under this Article 3 from the first dollar of any Title Defects or Title Credits, as the case may be, from and after such time as the aggregate amount of all Title Defects or Title Credits (as the case may be) under this Article 3 equals or exceeds the Title Deductible.

(iii)The Title Threshold and Title Deductible shall not apply to Title Defects arising by, through or under any Seller or any of its Affiliates or any breach of the Special Warranty.

(e)Title Credit Amounts. The value of a Title Credit (a “Title Credit Amount”) shall be calculated as follows:

(i)if Buyer and Sellers agree in writing on the Title Credit Amount, that amount shall be the Title Credit Amount;

(ii)if a Title Credit results from the Actual NRA for the Tract that contains the affected Asset exceeding the Stated NRA for such Tract, then the Title Credit Amount shall be the product of (1) the Allocated Value for such Tract, multiplied by (2) a fraction, the numerator of which is the absolute value of difference between the Stated NRA and the Actual NRA, and the denominator of which is the Stated NRA;

(iii)if a Title Credit results from the Actual NRI for a Well exceeding the Stated NRI for such Well in Exhibit A-2, then the Title Credit Amount shall be the product of (1) the Allocated Value for such Well, multiplied by (2) a fraction, the numerator of which is the absolute value of difference between the Stated NRI and the Actual NRI, and the denominator of which is the Stated NRI;

(iv)if the Title Credit is of a type not described in Section 3.2(e)(i) through Section 3.2(e)(iii), then the Title Credit Amount will be determined by taking into account the Allocated Value of the affected Tract or Well, the legal effect of the Title Credit, the potential economic effect of the Title Credit over the life of the affected Tract or Well, the values placed upon the Title Credit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

(v)The Title Credit Amount with respect to a Title Credit shall be determined without any duplication of any credit included in any other Title Credit Amount hereunder, or for which any Seller otherwise receives credit in the calculation of the Purchase Price.

(f)Cure. Sellers may, but shall not be obligated to, cure Title Defects prior to the Closing or after the Closing subject to the provisions of this Section 3.2(f) and Section 3.2(g). In the event Sellers elect, in their sole discretion, to cure one or more Title Defects after Closing, Sellers shall deliver a written notice to Buyer prior to Closing identifying the Title Defects that Sellers have elected to cure (the “Cure Notice”). If Sellers timely deliver a Cure Notice, the Assets included in Tracts or Wells affected by the Title Defects described in the Cure Notice shall be retained by Sellers at Closing, and subject to Section 3.2(d), the Purchase Price shall be reduced by the Allocated Value of the Tract or Well retained by Sellers. Sellers shall be permitted, but shall not be obligated, to attempt to cure such Title Defects for a period of ninety (90) days after Closing (such period, the “Cure Period”), during which time, Buyer shall cooperate with Sellers in connection with any such attempts by Sellers to so cure. In the event that Sellers cure any such Title Defect during the Cure Period, subject to Section 3.2(g), (i) Sellers shall promptly notify Buyer that the Title Defect has been cured, (ii) Buyer shall pay to Sellers the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets (or portion thereof), on the first business day following the expiration of the Cure Period (the “Delayed Closing Date”), in accordance with the terms of Agreement, and (iii) Sellers shall convey the Assets so excluded at Closing on the Delayed Closing Date pursuant to an instrument effective as of the Effective Time substantially in the same form as the Conveyance.

(g)Title Adjustments; Dispute Resolution.

(i)Sellers and Buyer shall attempt to agree in writing on all alleged Title Defects and alleged Title Credits, the appropriate adjustment amounts for such alleged Title

Defects and alleged Title Credits and the sufficiency of any cure of any such alleged Title Defects (any disagreement regarding the foregoing, a “Title Dispute”) prior to Closing.

(ii)If Sellers and Buyer agree in writing prior to Closing on the existence of any Title Defect or Title Credit and the Title Defect Amount or Title Credit Amount in respect thereof, then subject to Section 3.2(d), the Purchase Price shall be reduced at Closing by the aggregate sum of all agreed Title Defect Amounts and the Purchase Price shall be increased at Closing by the aggregate sum of all agreed Title Credit Amounts.

(iii)If Sellers and Buyer are unable to agree in writing prior to Closing on any Title Dispute, and if Sellers do not elect to cure under Section 3.2(f), then (i) the Assets included in the Tracts or Wells affected by the unresolved Title Defect shall nevertheless be conveyed to Buyer at the Closing, (ii) subject to Section 3.2(d), the Purchase Price shall be reduced by the Title Defect Amount for such Title Defect, as alleged by Buyer, and (iii) the Title Dispute shall be exclusively and finally resolved under Section 3.2(g)(iv). Promptly following the final determination of any disputed Title Defect or Title Defect Amount by the Parties or by the Title Consultant in accordance with the procedures set forth in Section 3.2(g)(iv), the Parties shall remit any amounts so determined to be owed to either Party with respect to such disputed matter.

(iv)If the Parties are unable to agree in writing as to any matters that constitute Title Disputes within 30 days following the expiration of the Cure Period, then the Title Disputes shall be exclusively and finally resolved by arbitration to be conducted in Dallas, Texas, by an independent title attorney licensed in the State of Oklahoma with at least 15 years’ experience in oil and gas title involving properties in Oklahoma (the “Title Consultant”) selected by: (i) mutual written agreement of Buyer and Sellers; or (ii) absent such agreement, by the Dallas office of the American Arbitration Association (the “AAA”); provided, however, that such Title Consultant must (A) have not been employed by any Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Consultant. If there is more than one disputed title matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 3.2(g). Sellers and Buyer shall each present to the Title Consultant, with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of the Title Consultant. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required under this Section 3.2(g). All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Parties in the same manner, or at a meeting or conference call to which each of the Parties and their respective Representatives have been invited and of which such Parties have been provided at least five (5) days’ notice. In no event shall the Title Consultant select an amount (x) for any upward adjustment to the Purchase Price that is greater than Sellers’ proposed amount or less than Buyer’s proposed amount or (y) for any downward adjustment to the Purchase Price that is greater than Buyer’s proposed amount or less than Sellers’ proposed amount. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be in accordance with the terms of this Agreement and shall be final and binding upon the Parties, without right of appeal, absent Fraud or manifest error. The Title Consultant may not award damages, interest or penalties to either Buyer or Sellers with respect to any matter. Sellers and Buyer shall each bear their own respective legal fees and other costs of presenting its case. Sellers shall bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of the costs and expenses of the Title Consultant. If the Title Consultant determines that no Title Defect or Title Credit, as applicable, exists on an Asset, then after the Title Consultant delivers written notice to Sellers and Buyer of his or her award with respect to such Title Defect or Title Credit, as applicable, the matter shall be deemed resolved and no adjustment shall be made on account of such asserted Title Defect or Title Credit, as applicable. If the Title Consultant determines that a Title Defect or Title Credit, as applicable, exists on an Asset, then the Title Consultant will deliver written notice to Sellers and Buyer of his or her award with respect to such Title Defect or Title Credit, as applicable, and (x) if the Final Settlement Statement has not been finally resolved, such awards shall be reflected in the Final Settlement Statement, or (y) if the Final Settlement Statement has been finally resolved, Sellers shall deliver to Buyer, or Buyer shall deliver to Sellers, as applicable, within five (5) Business Days after receipt of the Title Consultant’s award, the amount owed to Buyer or Sellers, as applicable, after the determination of such award.

Article 4
SELLERS’ REPRESENTATIONS AND WARRANTIES

As of the Execution Date and the Closing Date, each Seller, on a joint and several basis, represents and warrants to Buyer that, except as set forth on the Disclosure Schedules:

4.1Organization.

Such Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to enter into this Agreement and perform its obligations under this Agreement.

4.2Qualification.

Such Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

4.3Power; No Conflict.

Such Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement and perform its obligations under this Agreement and each Ancillary Agreement. The execution and the delivery of this Agreement does not, the consummation of the transactions contemplated by this Agreement by Sellers does not, and the fulfillment of and compliance with the terms and conditions of this Agreement will not: (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (b) give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under or (c) result in the creation of any claim upon any of the Assets or any Party under, in each case, any provision of (i) the organizational documents of such Seller, (ii) any applicable Law or (iii) any contract or instrument (including any judgment, decree or order) to which such Seller is directly a party or by which it is bound or that otherwise relates to any of the Assets, except any matters described in clauses (ii) and (iii) which would not reasonably be expected to have a Material Adverse Effect.

4.4Authorization and Enforceability.

Such Seller’s execution, delivery and performance of or under this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and approved by all necessary limited liability company actions. This Agreement constitutes, and each Ancillary Agreement to which such Seller is a party constitutes or will constitute at Closing, such Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other applicable

Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

4.5Liability for Brokers’ Fees.

Neither such Seller nor its Affiliates (or other related Persons) have incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or its Affiliates shall have any responsibility whatsoever.

4.6Foreign Person.

Such Seller or its regarded owner (if such Seller is a disregarded entity for federal income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

4.7No Bankruptcy.

There are no bankruptcy Proceedings pending, being contemplated by or threatened against such Seller.

4.8Litigation.

Except as set forth in Section 4.8 of the Disclosure Schedules, (a) there are no Proceedings relating to the Assets, or that challenge or impair such Seller’s ability to enter into this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby that are pending in any court or by or before any Governmental Authority in which such Seller is a party; and (b) no Proceeding relating to this transaction or the Assets, or that challenges or impairs such Seller’s ability to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, has been threatened against such Seller (or any of its Affiliates). Such Seller is not in default under any order, writ, injunction or decree of any Governmental Authority applicable to them or any of the Assets, and there are no unsatisfied judgments or injunctions issued by a Governmental Authority outstanding against such Seller related to the Assets.

4.9Taxes.

Except as set forth on Section 4.9 of the Disclosure Schedules,

(a)all Tax Returns required to be filed by such Seller with respect to Asset Taxes due and payable during such Seller’s ownership of the Assets have been timely filed and all Asset Taxes reported on such Tax Returns have been duly paid;

(b)there are no audits, investigations, litigation or other proceedings with respect to Asset Taxes pending, or threatened in writing, against such Seller;

(c)there are no Encumbrances on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate actions; and

(d)none of the Assets owned by such Seller is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return (other than partnership income Tax Returns required to be filed by such Seller) to be filed under Subchapter K of Chapter I of Subtitle A of the Code.

4.10Consents; Preferential Rights; Non-Competes.

There are no consents that are required to be obtained in connection with the transfer and conveyance of the Assets to Buyer which expressly provide that the failure to obtain such consent would render the assignment void, or would trigger an obligation of such Seller to pay liquidated damages or cause termination or loss of the affected Asset. There are no rights of first refusal, preferential purchase rights, options or other similar provisions to which the Assets are subject that are triggered in connection with the execution of this Agreement by such Seller. No Asset is subject to any non-compete or area of mutual interest agreements.

4.11Contracts and Leases.

(a) All Material Contracts are listed in Section 4.11 of the Disclosure Schedules, (b) all Material Contracts and Leases are in full force and effect, and each Material Contract and Lease constitutes the legal, valid and binding obligation of the Seller or Sellers party thereto, on the one hand, and to Seller’s Knowledge, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, (c) no Seller is in default or otherwise in breach with respect to any of such Seller’s obligations under any of such Material Contracts or Leases, (d) to Sellers’ Knowledge, no other Person is in default or, to Sellers’ Knowledge, otherwise in breach with respect to such Person’s obligations under such Material Contracts or Leases, and (e) no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract or Lease by any Seller or, to Sellers’ Knowledge, by any other Person who is a party to such Material Contract or Lease. No Seller has received or given any unresolved written notice of default or termination with respect to any Material Contract or Lease.

4.12Payment of Royalties; No Suspense Accounts; No Deferred Payments.

To Seller’s Knowledge, there are no monies being held in suspense that are otherwise payable to Seller in respect of (a) any royalty payments, lease rentals, delay rentals, shut-in royalties or other payments under any of the Leases, or (b) the overriding royalty payments relating to the Overriding Royalty Interests. Seller owes no bonus, deferred purchase price or other acquisition costs, whether contingent or liquidated, on any of the Assets.

4.13Environmental Matters.

Except as set forth on Section 4.13 of the Disclosure Schedules, (a) to Seller’s Knowledge, such Seller is in compliance with all Environmental Laws to the extent pertaining to the ownership of the Assets, (b) there are no civil, criminal, or administrative actions or notices pending or, to Seller’s Knowledge, threatened in writing against such Seller under any Environmental Law, in each case, of which such Seller has received notice, that are related to the Assets or the operations on the Leases, (c) such Seller has not entered into any agreements, consents, orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws, or any material Losses thereunder, that relate to the future use of the Assets and that require any future remediation, (d) such Seller has not received notice from any Governmental Authority that any of the Assets are the subject of any remediation, removal, clean-up, response action, enforcement action or order regarding any actual or alleged presence or release of Hazardous Substances that has not been finally resolved, and (e) there are no pending or, to Seller’s Knowledge, threatened claims, demands, written notices of violation or liability or Proceedings under any Environmental Laws that individually or in the aggregate would reasonably be expected to be material to the value of any Asset.

4.14No Cost-Bearing Interests.

Except as set forth in Section 4.14 of the Disclosure Schedules, the Assets do not include any interests which obligate such Seller owning such Assets to bear a share of drilling, operating or any other costs of production or development.

4.15Condemnation.

There is no actual or, or to Sellers’ Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

4.16Investment Intent.

Such Seller is (i) an experienced and knowledgeable investor, (ii) able to bear the economic risks of the acquisition and ownership of the Shares and (iii) capable of evaluating (and has evaluated) the merits and risks of investing in the Shares and its acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and is acquiring the Shares for its own account for investment purposes and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Such Seller acknowledges and understands that (a) the acquisition of the Shares has not been registered under the Securities Act in reliance on an exemption therefrom, and

(b) the Shares will, upon its acquisition by Sellers, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws. To the extent certificates are issued representing the Shares, it is understood that such certificates will bear a legend in substantially the following form: “These securities have not been registered under the Securities Act. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or in a private transaction pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under the Securities Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act.”

Article 5
BUYER’S REPRESENTATIONS AND WARRANTIES

As of the Execution Date and the Closing Date, Buyer represents and warrants to Sellers that:

5.1Organization.

Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

5.2Qualification.

Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

5.3Power.

Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions of this Agreement (including the issuance of Shares to Sellers) will not: (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (b) give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under or (c) result in the creation of any claim upon any of the Assets or any Party under, in each case, any provision of  (i) Buyer’s governing documents, (ii) any applicable Law or (iii) any contract or instrument (including any judgment, decree, order, statute, rule or regulation applicable to Buyer) to which Buyer or any of its subsidiaries is a party or by which any properties or assets of Buyer or its subsidiaries is bound. No authorization, consent or approval by, or filing with, any Governmental Authority is required for, or in connection with, the authorization, execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements; except any matters described in clauses (ii) and (iii) which would not reasonably be expected to have a Material Adverse Effect.

5.4Authorization and Enforceability.

Buyer’s execution, delivery and performance of or under this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and approved by all necessary corporate actions. This Agreement constitutes, and each Ancillary Agreement to which Buyer is a party constitutes or will constitute at Closing, Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other applicable Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

5.5Liability for Brokers’ Fees.

Buyer has not incurred and will not incur any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any Seller shall have any responsibility whatsoever.

5.6Litigation.

There are no Proceedings pending, or to Buyer’s Knowledge, threatened against Buyer that would challenge or impair the ability of Buyer to enter into this Agreement or the Ancillary Agreements or that would have a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated hereby.

5.7Knowledgeable Investor.

Buyer is an experienced and knowledgeable investor in the oil and gas business and is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and related facilities. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities Laws and the rules and regulations thereunder.

5.8No Bankruptcy.

There are no bankruptcy Proceedings pending, being contemplated by or threatened against Buyer.

5.9Capitalization.

Buyer has, and at the Closing, will have, sufficient authorized shares of Common Stock to enable it to issue the Shares to Sellers at the Closing. The authorized capital stock of Buyer is 36,000,500 shares of Common Stock. As of March 31, 2021, there were 22,434,403 shares of Common Stock outstanding. All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the governing documents of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar right. As of March 31, 2021, Buyer had (a) 595,000 shares of Common Stock reserved for issuance pursuant to outstanding restricted stock awards, which includes the maximum number of shares issuable pursuant to such awards, and (b) 1,630,556 shares of Common Stock authorized and available for issuance pursuant to future grants made under Buyer’s equity incentive plan. Buyer has (i) no shares of Common Stock reserved for issuance except for the shares of Common Stock referenced in the preceding sentence and (ii) no preferred stock. Buyer has good title to all outstanding capital stock or other equity interests of its subsidiaries, subject to liens or Encumbrances granted under Buyer’s amended and restated credit agreement, dated December 4, 2020 (as amended, the “Credit Facility”) and other liens or Encumbrances permitted under the Credit Facility, and all such capital stock or other equity interests are duly issued, fully paid and non-assessable, to the extent applicable. Except as disclosed in the Buyer Reports (as defined below), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Buyer to issue or sell any shares of capital stock or other equity securities of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any equity securities of Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as disclosed in the Buyer Reports, as of the date of this Agreement, Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. Buyer has no material indebtedness other than as described in the Buyer Reports.

5.10Valid Issuance.

The Shares when issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Buyer’s governing documents, will not be issued in violation of any preemptive or similar rights and will, in the hands of each Seller and its Affiliates, be free of any Encumbrances, other than restrictions on transfer pursuant to applicable securities Laws.

5.11Investment Company.

Buyer is not now, and immediately after the issuance and sale of the Shares will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

5.12Buyer Reports; Financial Statements.

(a)Buyer has filed or furnished, as applicable, all forms, statements, certifications, reports, contracts and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act or the Securities Act since September 30, 2020, including (i) Buyer’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the “Annual Report”) and (ii) Buyer’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2020 (the “First Quarter 10-Q”) (the forms, statements, certifications, reports and documents filed or furnished since September 30, 2020, including any amendments thereto, the “Buyer Reports”).  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), to Buyer’s Knowledge, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)The consolidated balance sheets, and related statements of income, cash flow and stockholder’s equity, included in the Annual Report, were prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Buyer and its subsidiaries at the dates and for the periods indicated. The consolidated balance sheets, and related statements of income, cash flow and stockholder’s equity, included in the First Quarter 10-Q, were prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Buyer and its subsidiaries at the dates and for the periods indicated. Since the filing of the 2020 Annual Report, except as disclosed in the Buyer Reports, to Buyer’s Knowledge, there has been no change in the condition (financial or otherwise) of Buyer and its subsidiaries, taken as a whole, that could reasonably be expected to individually or in the aggregate have a Material Adverse Effect on Buyer.

5.13Private Placement.

Assuming the accuracy of Sellers’ representations and warranties in Article 4, the issuance of the Shares by Buyer to Sellers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof.

5.14No Integrated Offer

. Other than the private placement of Shares in connection with this Agreement and the Offering, from October 14, 2020 through the Execution Date, neither the Buyer, nor, to Buyer’s Knowledge, any of its Affiliates or any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security.

5.15Listing Exchange.

The Common Stock of Buyer is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Buyer has not received any written notification that the Commission is contemplating terminating such registration or listing. Buyer has not, in the twelve (12) months preceding the Execution Date, received written notice from the NYSE or any other stock market or exchange to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting), Buyer has not taken (and, to Buyer’s Knowledge, no Person has taken) any action designed to, or which to Buyer’s Knowledge, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act.

Article 6
COVENANTS

6.1Pre-Closing Covenants.

From and after the Execution Date and until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, and subject to the terms of the Contracts and the Leases, each Seller shall administer its Assets in a good and workmanlike manner consistent with its past practices (including, for the avoidance of doubt, the granting of leases and lease renewals in the ordinary course of business) and applicable Law, and shall carry on its business with respect to its interest in the Assets in substantially the same manner as before the Execution Date. Notwithstanding the foregoing, from and after the Execution Date and until Closing, no Seller shall, without Buyer’s prior written consent, (a) transfer, sell, mortgage, pledge, abandon or dispose of any of the Assets other than the granting of leases and lease renewals in the ordinary course of business; (b) purchase or otherwise acquire any interests that are similar in type to any of the Interests; (c) amend, modify or terminate any Material Contract or enter into any Contract that would have been a Material Contract if it had been in effect on the Execution Date; or (d) agree, whether in writing or otherwise, to do any of the foregoing; provided that nothing in this Section 6.1 shall be construed to prevent or limit any Seller from complying with applicable Laws or the terms of any existing Material Contract or Lease.

6.2Reasonable Efforts.

Each Party agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including (a) cooperating in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authority or third party are required in connection with the consummation of the transactions contemplated by this Agreement; (b) obtaining any consents, approvals, and registrations; (c) causing to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement; (d) defending, and cooperation in defending, all proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (e) executing any additional instruments necessary to consummate the transactions contemplated by this Agreement.

6.3Amendment of Disclosure Schedules.

From time to time up to the earlier of the Closing Date or termination of this Agreement in accordance with the terms hereof, with respect to the representations and warranties of a Party made in this Agreement, the Parties shall have the right, by written notice to other Party, to promptly supplement or amend the Disclosure Schedules with respect to any matter discovered or first existing or occurring following the date hereof which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Disclosure Schedules. If any matter disclosed pursuant to any such addition, supplement or amendment in accordance with the first sentence of this Section 6.3 gives rise to the right of Buyer to terminate this Agreement (such a “Subject Schedule Supplement”) and Closing shall occur, then such matters giving rise to the right of Buyer to terminate that are disclosed pursuant to any Subject Schedule Supplement shall be incorporated into the Disclosure Schedules and Buyer’s remedies under Section 10.2(a) related to such matters that give rise to the right of Buyer to terminate disclosed in any Subject Schedule Supplement shall be deemed waived by Buyer and Buyer shall not be entitled to make a claim pursuant to Section 10.2(a) with respect to such matters. For the avoidance of doubt, if any matter disclosed pursuant to any addition, supplement or amendment in accordance with the first sentence of this Section 6.3 does not give rise to the right of Buyer to terminate this Agreement, then all such matters disclosed pursuant to any such addition, supplement or amendment shall be disregarded for purposes of, and shall not affect, Buyer’s remedies under Section 10.2(a).

6.4Limitations on Representations and Warranties.

ALL ORAL INFORMATION OR MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO BUYER BY SELLERS OR ANY OF THEIR REPRESENTATIVES AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN MADE AVAILABLE AS AN ACCOMMODATION AND HAVE BEEN PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF EACH SELLER IN Article 4, THE SELLER OFFICER CERTIFICATES, THE ANCILLARY AGREEMENTS OF EACH SELLER DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY, AS APPLICABLE, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FURTHER INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION AND WARRANTIES RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, GEOLOGY, ENGINEERING, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF OIL AND GAS OR OTHER MINERALS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

6.5Post-Closing Obligations.

If Closing occurs, Sellers and Buyer have the following post-Closing obligations:

(a)Property Records. Within thirty (30) days after Closing, Sellers shall deliver (at Sellers’ cost and expense) the Records (which may be in the form of original records or electronic copies) to Buyer at the address of Buyer. With respect to any original Records delivered to Buyer, (a) Sellers shall be entitled to retain copies of such Records, and Buyer shall preserve and retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7) year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Sellers may make copies of such original Records, at Sellers’ expense (and Sellers shall maintain the strict confidentiality of any Records of which it retains any copies), including as may be reasonable or necessary in connection with any Proceeding or threatened Proceeding against Seller.

(b)Recording and Filing. Buyer, within thirty (30) days after Closing, shall use Reasonable Efforts to: (a) record the Conveyance and all other instruments that must be recorded to effectuate the transfer of the Assets; and (b) file for approval with the applicable federal, state or local agencies the Conveyance (to the extent required by applicable Law) and all other federal, state or local transfer documents required to effectuate transfer of the Assets. Buyer shall provide Sellers a recorded copy of the Conveyance and other recorded instruments, and approved copies of the Conveyance and other federal, state or local transfer documents, promptly after they are available.

(c)Special Warranty. Subject to Section 10.3, the Conveyance delivered at Closing shall provide that each Seller, on a joint and several basis, will warrant and defend Defensible Title to the Assets against whomsoever lawfully claims the same or any part thereof solely to the extent a claim is brought by, through or under such Seller or any of its Affiliates but not otherwise (the “Special Warranty”).

(d)SEC Reports. From and after the Execution Date and until the filing of Buyer’s Annual Report on Form 10-K for the year ended September 30, 2022 (the “Records Period”), each Seller shall, and shall cause its Affiliate and their respective Representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and Representatives in connection with Buyer’s or its Affiliates’ filings, if any, that are required by the Commission, under securities laws applicable to Buyer and its Affiliates (collectively, the “Filings”). During the Records Period, each Seller shall make available to Buyer and its Affiliates and their Representatives any and all books, records, information and documents to the extent such books, records, information and documents are attributable to the Assets and in any of Sellers’ or their respective Affiliates’ possession or control and accessible, on reasonable notice, to Sellers’ and their Affiliates’ respective personnel during regular business hours, in each case as reasonably required by Buyer, its Affiliates and their Representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act along with any documentation attributable to the Assets required to complete any audit associated with such financial statements, which records and information shall include, for the avoidance of doubt, lease operating statements for the lesser of the 24-month period prior to the Execution Date or the actual time periods in which Seller has owned the Assets. During the Records Period, each Seller shall, and shall cause their respective Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates insofar and only insofar as the Assets are concerned with respect to which Buyer or any of its Affiliates reasonably requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, with respect to any Filings. During the Records Period, each Seller and their Affiliates shall retain all books, records, information and documents relating to the Assets, to the extent in any Seller’s possession or control, for the three (3) fiscal years prior to the Closing Date. Buyer shall pay, or cause to be paid, all reasonable documented third party out-of-pocket costs and expenses incurred in connection with any audit performed by Buyer in connection with Buyer’s rights under, and Sellers’ compliance with, this Section 6.5(d) (expressly excluding Sellers’ and its Affiliates’ internal general and administrative expenses).

6.6Exclusivity.

From and after the Execution Date and until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms: (i) each Seller shall not, directly or indirectly through any of its Affiliates or any of its or their respective Representatives, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding bids, offers, inquiries or proposals from any Person (other than Buyer and its designees, agents and all their respective Affiliates) with respect to the sale, transfer or disposition of all or any portion of the Assets (“Acquisition Proposals”), (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (C) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; (ii) each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal; and (iii) each Seller shall promptly provide Buyer with notice of any unsolicited Acquisition Proposals received by such Seller.

6.7Listing.

Buyer shall use Reasonable Efforts to cause the Shares to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event on or prior to the Closing Date.

6.8Registration Rights.

(a)Buyer shall (i) within two (2) days after the Closing Date, provide (by email being sufficient) Sellers with a Selling Stockholders Questionnaire, substantially in the form of Exhibit B, which such Questionnaire shall contain the selling stockholder information needed from Sellers pursuant to the applicable requirements of the Securities Act in connection with Buyer’s preparation of the Registration Statement (as defined below) and (ii) within thirty (30) days of receiving such information requested pursuant to the foregoing clause (i) (which period shall be tolled due to any delays occurring from additional follow-up information, questions or clarifications reasonably requested by Buyer to Sellers as are necessary for the purposes of completing the Registration Statement), or if Buyer does not provide such Selling Stockholders Questionnaire within two (2) days after the Closing Date in accordance with the foregoing clause (i), thirty (30) days after the Closing Date (the “Filing Deadline”), prepare and file a Shelf Registration Statement with the Commission to permit the public resale of all Shares issued to Sellers hereunder (a “Registration Statement”). The Registration Statement filed with the Commission pursuant to this Section 6.8 shall be on Form S-3 or, if Form S-3 is not then available to Buyer, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Shares and shall contain a prospectus in such form as to permit Sellers to sell such Shares pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the date such Registration Statement is declared effective by the Commission (the “Effectiveness Date”). Buyer shall provide a draft of the Registration Statement to Sellers for review at least three (3) Business Days in advance of filing the Registration Statement. Buyer shall use its Reasonable Efforts to cause a Registration Statement filed pursuant to this Section 6.8 to be declared effective as soon as reasonably practicable thereafter (the “Effectiveness Deadline”). Until the earlier of (i) the third anniversary of the Effectiveness Date and (ii) the date on which Sellers cease to hold any Shares issued hereunder, Buyer shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 6.8 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Shares. When effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). Sellers shall not be identified as a statutory underwriter in any Registration Statement unless in response to a comment or request from the staff of the Commission or another regulatory agency; provided, however, that if the Commission requests that Sellers be identified as a statutory underwriter in the Registration Statement, Sellers will have an opportunity to withdraw from the Registration Statement. For purposes of this Section 6.8, the term “Shares” includes any equity security of Buyer issued or issuable with respect to the Shares issued hereunder by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(b)Sellers acknowledge and agree that Buyer may suspend the use of a Registration Statement if it determines (i) that the use of such Registration Statement would require the inclusion of financial statements that are unavailable for issue for reasons beyond Buyer’s control, or (ii) that in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, that (x) Buyer shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions or for a period of more than sixty (60) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360)-day period, (y) Buyer shall have a bona fide business purpose for not making such information public and (z) Buyer shall use Reasonable Efforts to make such Registration Statement available for the sale by Sellers of such securities as soon as practicable thereafter.

(c)Buyer shall notify Sellers within three (3) Business Days (email being sufficient): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any Proceedings for such purpose; (iii) of the receipt by Buyer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any Proceeding for such purpose; and (iv) of a suspension pursuant to Section 6.8(b) or the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 6.8(c) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension and shall not contain any material non-public information regarding Buyer). Buyer shall use its Reasonable Efforts to, as applicable, (x) obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable and (y) as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement, or alleged untrue statement, of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)Buyer agrees to indemnify and hold harmless, to the extent permitted by law, Sellers, Sellers’ directors, and officers, employees, and agents, and each Person who controls any Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each Affiliate of any Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and to the extent, but only to the extent, the same are caused by or contained in any information regarding Sellers furnished in writing to Buyer by or on behalf of Sellers expressly for use therein.

(e)Sellers agree to indemnify and hold harmless Buyer, its directors and officers and agents and employees and each Person who controls Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement, or any form of prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein (in the case of any prospectus, or any form of prospectus or preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission, or alleged untrue statement or omission, is contained in any information or affidavit so furnished in writing by Sellers expressly for use therein. In no event shall the liability of Sellers be greater in amount than the aggregate value of the Shares under Section 2.2 hereof.

(f)Any person entitled to indemnification pursuant to this Section 6.8 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and, (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(g)Buyer shall pay all expenses incident to Buyer’s performance under or compliance with this Section 6.8 and all such expenses to effect the registration of the Shares on a Registration Statement, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for Buyer. Sellers shall pay all selling commissions allocable to the sale of the Shares, transfer taxes and fees and disbursements of counsel to Sellers in connection with the preparation and filing of the Registration Statement.

6.9Escrow.  Prior to the Closing, Buyer and Sellers shall enter into the Escrow Agreement with the Escrow Agent pursuant to which the Escrow Agent shall provide escrow services to the Parties.  Buyer and Sellers acknowledge and agree that they will use the standard form of agreement from the Escrow Agent (with such modifications as determined by the Buyer, Sellers, and Escrow Agent), and the escrow fees under the Escrow Agreement shall be paid 50% by Buyer and 50% by Sellers.  Each of Buyer and Sellers shall determine any such modifications and shall negotiate the Escrow Agreement in good faith and cooperate with all reasonable requests of the Escrow Agent.

Article 7
TAX MATTERS

7.1Transfer Taxes.

All required documentary, filing and recording fees and expenses incurred in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. If any Transfer Taxes are imposed on the transfer of the Assets to Buyer, Buyer shall bear and pay any such Transfer Taxes. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

7.2Asset Taxes.

(a)The applicable Seller shall be allocated all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time. Buyer shall be responsible for payment to the applicable Governmental Authorities of all Asset Taxes that become due and payable, and the filing of all Tax Returns for Asset Taxes that become due, on or after the Closing Date.

(b)For purposes of determining the allocations described in Section 7.2(a), (i) Asset Taxes that are based upon income, sales, revenue or similar items (other than Asset Taxes described in clause (ii) or (iii) below) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand, and (iii) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (ii) above) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred. For purposes of (A) the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time; and (B) clause (ii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)As provided in Article 2, the Purchase Price shall be adjusted for Asset Taxes allocable to each Party under Section 7.2(a) and Section 7.2(b). To the extent the actual amount of an Asset Tax is not known at the Final Settlement Date, Buyer and Sellers shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of adjusting the Purchase Price under this Section 7.2(c). To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account for purposes of adjusting the Purchase Price under this Section 7.2(c), Sellers shall pay Buyer, or Buyer shall pay Sellers, as the case may be, within a commercially reasonable amount of time following written notice of such determination, any amount necessary to cause each of Sellers and Buyer to bear its appropriate share of such Asset Tax as determined under this Section 7.2.

7.3Tax Allocation.

The Parties agree that the Cash, the fair market value of the Shares on the Closing Date, and any other amounts treated as consideration for U.S. federal income Tax purposes shall be allocated among the Assets for U.S. federal and applicable state income Tax purposes in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, and to the extent allowed by applicable Law, in a manner consistent with the Allocated Values. The initial draft of such allocation shall be prepared by Buyer and shall be provided to Seller no later than thirty (30) days after the Final Settlement Date. The Parties shall then cooperate to prepare a final allocation, which also shall be materially consistent with the Allocated Values to the extent allowed by applicable Law. In the event that Sellers and Buyer are not able to resolve all of the items in the allocation, all such unresolved items shall be determined by the Accounting Consultant in accordance with the procedures of Section 2.5(c), mutatis mutandis. The final allocation shall be updated to reflect any adjustments to the Purchase Price and any other amounts treated as consideration for U.S. federal income Tax purposes. The final allocation shall be used by Sellers and Buyer as the basis for reporting asset values and other items, including preparing Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), if required. Each Party agrees not to take any position inconsistent with such final allocation unless (a) required by Law or as required by final adjustment or settlement with any Governmental Authority or agency, in which case written notice of such change shall be provided to the other Party, or (b) with the consent of the other Party.

7.4Refunds of Taxes.

Sellers shall be entitled to any and all refunds of Taxes allocated to Sellers under Section 7.2, and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer under Section 7.2. If a Party receives a refund of Taxes to which the other Party is entitled under this Section

7.4, the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

7.5Cooperation.

Sellers and Buyer each agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax attributable to the Assets.

Article 8
CONDITIONS PRECEDENT AND TERMINATION

8.1Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the transactions provided for in this Agreement are subject, at the option of Sellers, to the fulfillment on or prior to the Closing of each of the following conditions:

(a)(i) The Buyer Fundamental Representations shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Buyer contained in this Agreement that are not Buyer Fundamental Representations shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where all such breaches of the representations and warranties described in clause (ii) taken collectively would not have a Buyer Material Adverse Effect;

(b)Buyer shall have performed or complied in all material respects with all obligations, covenants and agreements contained in this Agreement as to which performance or compliance by Buyer is required prior to the Closing;

(c)Buyer shall deliver to the Sellers a certificate signed by an officer of Buyer in his or her capacity as an officer of Buyer (and not individually), dated as of the Closing Date, certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) have been fulfilled (the “Buyer Officer Certificate”);

(d)No material suit, action, litigation or other proceeding instituted by any third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement; and

(e)Buyer shall be ready, willing and able to deliver to Sellers, and shall have delivered to Sellers, the closing deliverables to be delivered by Buyer in accordance with Section 9.2.

8.2Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing of each of the following conditions:

(a)(i) The Seller Fundamental Representations shall be true and correct on and as of the Execution Date and the Closing Date as though made on and as of such dates (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of each Seller contained in this Agreement that are not Seller Fundamental Representations shall be true and correct on and as of the Execution Date and the Closing Date as though made on and as of such dates (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where all such breaches of the representations and warranties described in clause (ii) taken collectively would not have a Seller Material Adverse Effect.

(b)Sellers shall have performed or complied in all material respects all with all obligations, covenants and agreements contained in this Agreement as to which performance or compliance by Sellers is required prior to the Closing.

(c)Each Seller shall deliver to Buyer a certificate signed by an officer of such Seller in his or her capacity as an officer of such Seller (and not individually), dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled (each a “Seller Officer Certificate” and, together with the Buyer Officer Certificate, the “Officer Certificates”).

(d)No material suit, action, litigation or other proceeding instituted by any third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement;

(e)Sellers shall be ready, willing and able to deliver to Buyer, and shall have delivered to Buyer, the closing deliverables to be delivered by Sellers in accordance with Section 9.2; and

(f)The Offering shall have closed, and Buyer shall have received the funds of the Offering.

8.3Frustration of Closing Conditions.

Neither Buyer nor Sellers may rely, either as a basis for not consummating the transactions contemplated in this Agreement or terminating this Agreement in accordance with this Agreement and abandoning the transactions contemplated in this Agreement, on the failure of any condition set forth in Section 8.1(a) or Section 8.1(b) or Section 8.2(a) or Section 8.2(b), as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to act in good faith.

8.4Termination.

This Agreement may be terminated prior to Closing:

(a)by the mutual written consent of the Parties;

(b)by Sellers, at their option, if any of the conditions set forth in Section 8.1 have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Sellers to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Sellers;

(c)by Buyer, at its option, if any of the conditions set forth in Section 8.2 have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied (including any breach by any Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Sellers’ receipt of written notice thereof from Buyer;

(d)by Seller or Buyer, if the sum of all Title Defect Amounts for Title Defects asserted by Buyer in good faith on or before the Title Claims Date that exceed the Title Threshold exceeds thirty percent (30%) of the unadjusted Purchase Price; or

(e)by Sellers or Buyer if Closing shall not have occurred on or before the Scheduled Closing Date;

provided, however, that no Party shall have the right to terminate this Agreement under clauses (b), (c) or (e) above if (x) such Party is, at such time, in material breach of any provision of this Agreement, or (y) the other Party has filed in good faith (and then solely for so long as such Party continues to diligently pursue) an action before a Governmental Authority seeking specific performance of such first Party’s obligation under this Agreement to consummate the Closing as permitted by Section 11.16.

8.5Effect of Termination and Remedies.

(a)Sellers’ Remedies. Subject to Section 8.5(c), prior to Closing, Sellers’ sole and exclusive remedy for any breach by Buyer of this Agreement is (i) to seek specific performance of Buyer’s obligations under this Agreement in accordance with Section 11.16 or (ii) to terminate this Agreement in accordance with Section 8.4. Upon such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Subject to Section 8.5(c), prior to Closing, the remedies set forth in this Section 8.5(a) shall be Sellers’ sole and exclusive remedies for Buyer’s default or Sellers’ termination of this Agreement, and Sellers hereby expressly waive and release all other remedies.

(b)Buyer’s Remedies. Subject to Section 8.5(c), prior to Closing, Buyer’s sole and exclusive remedy for any breach by Sellers of this Agreement is (i) to seek specific performance of Sellers’ obligations under this Agreement in accordance with Section 11.16 or (ii) to terminate this Agreement in accordance with Section 8.4 and Buyer will be entitled to recover its actual damages against Sellers. Subject to Section 8.5(c), prior to Closing, the remedies set forth in this Section 8.5(b) shall be Buyer’s sole and exclusive remedies for Sellers’ default or Buyer’s termination of this Agreement, and Buyer hereby expressly waives and releases all other remedies.

(c)Exceptions. Notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not prejudice or impair Sellers’ or Buyer’s rights and obligations under the provisions of this Section 8.5, and all of Article 11 (other than Section 11.4), which shall survive the termination of this Agreement.

(d)No Other Remedies. Subject to (and except as otherwise provided in) the foregoing provisions in this Section 8.5, following any termination of this Agreement prior to Closing, no Party shall have any liability or obligation under this Agreement and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement; provided however, in no event shall Sellers dispose any of the Assets if (i) there are any actions or claims pending or litigation threatened as a result of any alleged breaches of the Agreement by Sellers or (ii) Buyer is seeking specific performance pursuant to the terms of the Agreement.

Article 9
CLOSING

9.1Date and Place of Closing.

(a)Date of Closing. Subject to the satisfaction or waiver of the applicable conditions to Closing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held virtually and electronically on April 30, 2021 (such date, the “Scheduled Closing Date”): provided, that, if all conditions to Closing in Article 8 (other than those conditions that are only capable of being satisfied at Closing, but subject to all such conditions being satisfied or waived at Closing) have not been yet waived in writing or satisfied on or before the Scheduled Closing Date, then, subject to Section 8.4 (and without limiting Section 8.4(e)), the Closing shall occur within five (5) Business Days following the date on which all such conditions have been waived in writing or satisfied (other than those conditions that are only capable of being satisfied at Closing, but subject to all such conditions being satisfied or waived at Closing), or on such earlier or later date or at such other place or in such other manner as the Parties agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring and each will be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Sellers’ and Buyer’s warranties, representations, covenants and indemnities are not waived and will survive the Closing to the extent provided in Section 10.3).

(b)Place of Closing. Closing will take place remotely by electronic exchange of documents and signatures, or at such other place as mutually agreed upon by the Parties.

9.2Closing Obligations.

At Closing:

(a)Sellers and Buyer shall deliver to one another the Officer Certificates, as applicable;

(b)Sellers and Buyer shall execute, acknowledge and deliver, with respect to all of the Assets, including the Mineral Interests, Royalty Interests, Overriding Royalty Interests, a deed and assignment effective as of the Effective Time substantially in the form of Exhibit C (the “Conveyance”);

(c)Sellers and Buyer shall execute and deliver an acknowledgement of the Preliminary Settlement Statement;

(d)Buyer shall cause the Cash portion of the Purchase Price, as adjusted in accordance with the Preliminary Settlement Statement, to be paid by wire transfer of immediately available funds to the account(s) designated by the Sellers in writing;

(e)each Seller shall deliver to Buyer an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulations§ l.1445-2(b)(2), substantially in the form attached hereto as Exhibit D (the “FIRPTA Certificate”);

(f)each of the Persons listed in Section 9.2(f) of the Disclosure Schedule shall execute and deliver a lock-up agreement substantially in the form of Exhibit E (the “Lock-Up Agreement”) which such agreement shall exhibit a lock-up period of one hundred twenty (120) days (the “Lock-Up Period”);

(g)Buyer shall have delivered to Sellers a fully executed “supplemental listing application” approving the listing of the Shares by the NYSE;

(h)Sellers and Buyer shall have executed, acknowledged and delivered, with respect to the Indemnity Shares, the Escrow Agreement;

(i)Buyer shall deliver or cause to be delivered the Indemnity Shares to be in the form of certificated shares (with stock powers signed in blank), to the escrow account designated under the Escrow Agreement, to be held and released as provided in Section 10.10;

(j)Sellers and Buyer shall execute and deliver any other agreements, instruments or documents which are expressly required by the other terms of this Agreement to be executed and delivered at the Closing.

Article 10
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

10.1Buyer’s Assumption of Liabilities and Obligations.

From and after Closing, subject to Sellers’ obligations in Section 10.2(a), (a) Buyer shall assume and pay, perform, fulfill and discharge (or cause to be paid, performed, fulfilled and discharged) all claims, costs, expenses, liabilities and obligations (collectively, “Obligations”) of Sellers, known or unknown, arising from, based upon, relating to or associated with the Assets, or to the ownership or management of the Assets, arising on or after the Effective Time, in each case, other than the Retained Obligations (the “Assumed Liabilities”); provided that the Assumed Liabilities shall not include, and Sellers shall retain all (and Buyer shall have no obligation with respect to any) Obligations arising from or related to the Retained Obligations. For the avoidance of doubt, any calculation or determination of any Obligations under this Agreement shall not include any measure of damages or theories of liability expressly waived by the Parties pursuant to Section 10.7.

10.2Indemnification.

(a)Sellers’ Indemnification of Buyer. From and after Closing, subject to the limitations set forth in this Article 10 and Section 11.11 below, Sellers shall jointly and severally be responsible for, pay on a current basis, and DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS Buyer and its Affiliates, and its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnitees”), from and against all Losses and Obligations, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising directly or indirectly from, based upon, in connection with, related to, or that are associated with:

(i)Any breach by any Seller of any of its representations and warranties contained in this Agreement;

(ii)Any breach by any Seller of any of its covenants or agreements under this Agreement;

(iii)Seller Taxes; and

(iv)the Retained Obligations.

(b)Buyer’s Indemnification of Sellers. From and after the Closing, subject to the limitations set forth in this Article 10 and Section 11.11 below, Buyer shall be responsible for, pay on a current basis, and DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS each Seller and its Affiliates, their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnitees”), from and against all Losses and Obligations, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising directly or indirectly from, based upon, in connection with, related to, or that are otherwise associated with:

(i)any breach by Buyer of any of its representations or warranties contained in this Agreement;

(ii)any breach by Buyer of any of its covenants or agreements under this Agreement; and

(iii)the Assumed Liabilities.

(c)Limitations on Indemnity.

(i)Subject to and without limiting Section 11.16 or Section 6.8, following the Closing, except with respect to Special Warranty and Fraud, indemnification under this Section 10.2 or Section 6.8 shall be the sole and exclusive remedy available to each Party (and in lieu of all other remedies) against the other Party for any claims arising out of or based upon the matters set forth in this Agreement and the transactions contemplated hereby, and (except as provided in Section 11.16) no Party shall seek relief against the other Party other than through the indemnification provided in this Section 10.2 or Section 6.8.

(ii)Sellers shall not have any liability under Section 10.2(a)(i) for any individual Losses arising from breaches of representations and warranties (other than the Seller Fundamental Representations) unless such individual Loss exceeds an amount equal to $15,000 (the “Individual Claim Threshold”), and then only to the extent that the aggregate amount of all such Losses which meet the Individual Claim Threshold, collectively, exceed $200,000.00 (the “Deductible”), in which event Sellers shall be liable for the aggregate amount of all such Losses.

(iii)No indemnification may be sought by any Party under this Agreement in respect of any Loss to the extent such Loss is reflected in the calculations of the Preliminary Settlement Statement or as finally determined in connection with the Final Settlement Statement. No indemnified Party shall be entitled to recover more than once for the same Loss.

(iv)Notwithstanding anything to the contrary contained elsewhere in this Agreement, except in cases where a Party has acted with Fraud, or except for breaches of the Seller Fundamental Representations or Buyer Fundamental Representations, as applicable, in no event shall Sellers have any obligation to indemnify Buyer or Buyer Indemnitees against, or reimburse Buyer or any Buyer Indemnitees for, any Obligations or Losses arising under Section 10.2(a)(i) in excess of an amount equal to thirty percent (30%) of the unadjusted Purchase Price. In no event shall either Party’s aggregate liability under this Agreement for any and all indemnification obligations exceed an amount equal to the Purchase Price.

(v)Any claim for indemnity to which a Seller Indemnitee or Buyer Indemnitee is entitled must be asserted by and through Sellers or Buyer, as applicable. The amount of any indemnification provided under Section 10.2(a) and Section 10.2(b) shall be reduced by any amounts actually recovered by the indemnified Party under insurance policies or otherwise from third parties, net of any collection costs (including Taxes), and excluding any insurance underwritten by the indemnified Parties.

10.3Survival of Warranties, Representations and Covenants.

All representations, warranties, covenants, and performance obligations set forth in this Agreement shall survive the Closing until fully performed, subject to applicable statutes of limitations, except (i) the representations and warranties of the Seller in Article 4 (other than the Seller Fundamental Representations) shall survive Closing for a period of twelve (12) months; (ii) the representations and warranties of Seller set forth in Section 4.1 through Section 4.7 (inclusive) and Section 4.9 (such representations, the “Seller Fundamental Representations”) shall survive the Closing without time limit, except that the representations in Section 4.9 shall survive for the applicable statute of limitations period plus sixty (60) days; (iii) the representations and warranties of Buyer set forth in Article 5 (other than the Buyer Fundamental Representations) shall survive Closing for a period of twelve (12) months, (iv) the representations and warranties of Buyer set forth in Section 5.1 through Section 5.5 (inclusive) and Section 5.8 (such representations, the “Buyer Fundamental Representations”) shall survive the Closing without time limit; (v) the Special Warranty shall survive Closing for a period of thirty-six (36) months; (vi) any covenants of the Parties to be performed prior to or at Closing shall expire upon and as of Closing; (vii) the indemnities in Section 10.2(b)(iii) shall survive the Closing for a period of thirty-six (36) months; (viii) the indemnities in Section 10.2(a)(iv) shall survive the Closing without time limit; and (ix) the indemnity in Section 10.2(a)(iii) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (each such period, as applicable, the “Survival Period”). All indemnities herein other than those in Section 10.2(b)(iii), Section 10.2(a)(iv) and Section 10.2(a)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or performance obligation that is subject to the indemnification thereto (as specified herein), in each case, except to the extent a claim notice with respect to any breach of the foregoing has been properly delivered before the expiration of the Survival Period applicable thereto alleging a right to indemnification or defense for Obligations or Losses arising out of, relating to, or otherwise attributable to the breach of such representation, warranty, covenant or performance obligation, then, solely to the extent directly related to the matters expressly set forth in such claim notice, such representation, warranty, covenant or performance obligation shall continue to survive until the claims asserted in such claim notice have been fully and finally resolved under the terms of this Agreement or by written agreement (including a settlement agreement) of the Parties.

10.4Reservation as to Non-Parties.

Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Sellers may have against any non-Party for any Obligations or Losses that may be incurred with respect to the Assets.

10.5Acceptance of Title Condition.

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS UNDER THIS AGREEMENT) AND EXCEPT AS TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE UNDER THIS AGREEMENT OR THE CONVEYANCE DELIVERED AT CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCE DELIVERED AT CLOSING, SELLERS HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR

ON BEHALF OF SELLERS OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLERS’ INTERNAL APPRAISALS AND INTERPRETIVE DATA.

10.6Express Negligence Rule.

THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED LIABILITIES PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE AND ENFORCEABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, OBLIGATIONS AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

10.7Waiver of Certain Damages.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, DIMINUTION IN VALUE, LOST BUSINESS OPPORTUNITY OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING ANY CALCULATIONS OF LOSSES USING ANY “MULTIPLES OF PROFITS”, “MULTIPLES OF CASH-FLOW” OR OTHER SIMILAR METHODOLOGY) SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT: PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

10.8Determination of Losses.

With respect to any Party’s indemnification obligations under this Article 10, solely for purposes of determining the amount of Losses resulting from a breach or inaccuracy of a representation or warranty of the Sellers in Article 4 or of the Buyer in Article 5 (including any bringdown of any such representation or warranty in any certificate delivered pursuant to this Agreement), such representations and warranties shall be read without giving effect to any materiality, Material Adverse Effect or similar qualification therein.

10.9Notice and Defense.

From and after Closing, each Party shall promptly notify each other Party in writing (including the full particulars of such claim) of any potential Obligations or Losses of which it becomes aware and for which it is entitled to indemnification from such other Party under this Agreement; provided that the failure to so notify such other Party shall not affect the other Party’s indemnification obligations under this Agreement with respect to such claim except to the extent that such other Party is materially prejudiced by such failure. The indemnifying Party is obligated to defend at the indemnifying Party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement; provided, however, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such claim at its own expense.

10.10Indemnity Holdback.

(a)At the Closing, Buyer shall issue to Sellers and deliver to the Escrow Agent pursuant to the Escrow Agreement the Indemnity Shares. All Indemnity Shares (i) shall be delivered to the Escrow Agent in certificated form (with stock powers signed in blank) and (ii) shall be held in custody by the Escrow Agent and disbursed in accordance with the provisions of Section 10.10(b), and, while so held by the Escrow Agent, Sellers shall have sole and exclusive voting power over (and all other rights with respect to) the Indemnity Shares unless and until delivered to Buyer in accordance with this Agreement. For the avoidance of doubt, Sellers or their designee(s) will be entitled to immediate receipt of any dividend, or other amount, paid with respect to any Indemnity Shares while such Indemnity Shares are held in the Indemnity Escrow. Notwithstanding anything herein to the contrary, no fractional Indemnity Shares shall be disbursed from the Indemnity Escrow, and, to the extent that any such fractional Indemnity Shares would be required to be so disbursed but for this sentence, such fractional Indemnity Shares shall be rounded up to the nearest whole number of Indemnity Shares.

(b)If, during the period beginning on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Indemnity Escrow Period”), Buyer makes a claim under this Article 10 and becomes entitled to an amount for such claim under this Article 10, then, to the extent there are sufficient Indemnity Shares (or cash, if applicable) in the Indemnity Escrow as of such time, Buyer shall (i) first satisfy such amount from the Indemnity Escrow and Buyer and Sellers shall deliver joint written instructions to the Escrow Agent to release to Buyer from the Indemnity Escrow a number of Indemnity Shares equal to (x) the amount to which the Buyer is entitled hereunder in respect of such claim divided by (y) the Per Share Value and, (ii) if the Indemnity Shares in the Indemnity Escrow are insufficient to satisfy the full claim, an amount of cash (if applicable) in the Indemnity Escrow equal to the balance of such claim.  For clarity, if cash is a portion of the Indemnity Escrow, any disbursement from the Indemnity Escrow shall first be satisfied with Indemnity Shares, and then (to the extent there is any cash in the Indemnity Escrow) with any cash in the Indemnity Escrow as set forth hereinabove.

(c)Upon the expiration of the Indemnity Escrow Period, Buyer and Sellers shall promptly (but in any event within three (3) Business Days after the expiration of the Indemnity Escrow Period) execute and deliver joint written instructions to the Escrow Agent to release to Sellers (x) the Indemnity Escrow Balance, minus (y) the aggregate amount, if any, which Buyer has claimed in good faith in accordance with this Article 10 (to the extent such claims, if any, remain unresolved) (such claims, the “Unresolved Claims”, and such amount being referred to as the “Unresolved Claims Amount”).  To the extent there are any Unresolved Claims, the disbursement to Sellers under this Section 10.10(c) shall be reduced (A) first, by the number of Indemnity Shares equal to (x) the Unresolved Claims Amount, divided by (y) the Per Share Value, and (B) second, only to the extent the Indemnity Shares calculated in clause (A) are insufficient to cover the full amount of the Unresolved Claims Amount, further reduced by an amount of cash included in the Indemnity Escrow Balance (if any) equal to the remaining portion of the Unresolved Claims Amount; provided that the aggregate amount of clause (A) and (B) shall not exceed the Indemnity Escrow Balance as of the last day of the Indemnity Escrow Period.  For clarity, Sellers shall not be required to make any additional deposits into the Indemnity Escrow on account of any Unresolved Claims Amount.

(d)Upon the resolution of all Unresolved Claims, Buyer and Sellers shall promptly (but in any event within three (3) Business Days of such resolution) execute and deliver joint written instructions to the Escrow Agent to release to the applicable Party the applicable amount of Indemnity Shares and/or cash then contained in the Indemnity Escrow.

(e)Releases of any portion of the Indemnity Escrow Balance shall (i) specify the portion of the Indemnity Escrow Balance to be released from the Indemnity Escrow, (ii) specify such account and the Person or Persons to whom such amount shall be released and (iii) be made only in accordance with written instructions that are jointly signed by Buyer and Sellers, which instructions shall be in a form acceptable to the Escrow Agent and shall be accompanied by any other documentation that may be requested by the Escrow Agent.

(f)Buyer and Sellers agree to deliver to the Escrow Agent all powers of attorney, endorsements, affidavits, letters, notices, instructions, directions, consents, certificates, statements, or other papers or documents requested by the Escrow Agent to effectuate the provisions of this Section 10.10.  Any Indemnity Shares that are transferred to Buyer shall be cancelled, with no value being ascribed to such Indemnity Shares.

(g)Notwithstanding anything herein to the contrary, the Sellers shall be prohibited from selling any Indemnity Shares during the Lock-Up Period, as set forth in the Lock-Up Agreement. After the Lock-Up Period has expired, Sellers may cause the Escrow Agent to sell Indemnity Shares for a price not less than ninety percent (90%) of the Per Share Value in accordance with the terms of the Escrow Agreement. In such a case, the proceeds received pursuant to such sale shall thereafter constitute a portion of the Indemnity Escrow Balance and shall be held in, and released from, the Indemnity Escrow as provided in the foregoing provisions of this Section 10.10.

Article 11
MISCELLANEOUS

11.1Expenses.

Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer, on the one hand, or Sellers, on the other, in negotiating this Agreement and the Ancillary Agreements or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same.

11.2Notices.

All notices and communications required or permitted to be given under this Agreement, shall be sufficient in all respects if given in writing and delivered personally, sent by electronic mail (so long as such electronic mail is acknowledged by the recipient as having been received; provided that such recipient is affirmatively obligated to promptly acknowledge receipt), sent by bonded overnight courier or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, addressed to the appropriate person at the address for such Person shown below:

If to Sellers:

c/o Stronghold Resource Partners

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219

Attn: Matt Veazey, Director

Email: matt.veazey@srp-ok.com

Telephone: 214-699-4954

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:   Rahul D. Vashi, P.C.

           Lindsey M. Jaquillard

Email: rahul.vashi@kirkland.com

            lindsey.jaquillard@kirkland.com

Telephone: 713-836-3600

If to Buyer:

PHX Minerals Inc.

1601 NW Expressway

Valliance Bank Building, Suite 1100

Oklahoma City, Oklahoma 73118

Attn:  Chad Stephens

Email:  chad@phxmin.com

Telephone: (405) 945-6105

with a copy (which will not constitute notice) to:

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, Texas 77002

Attn: Mark L. Jones

Email: mjones@bakerlaw.com

Telephone: (713) 646-1395

Any notice given in accordance with this Agreement shall be deemed to have been given when delivered to the addressee in person, by electronic mail (provided such electronic mail is acknowledged by the recipient as described above) or by courier during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be. Any Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 11.2. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.3Governing Law; Jurisdiction; Venue: Jury Waiver; Binding Arbitration.

(a)This Agreement, the Ancillary Agreements and any other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction; provided that any dispute pertaining to real property shall be governed by the laws of the State of Oklahoma.

(b)Subject to and without limiting Section 2.5(c), the Parties agree that any and all disputes or claims by any Party arising from or related to this Agreement that cannot be amicably settled, will be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act; provided, however, that nothing contained in this Section 11.3 shall limit any Party’s right to bring (i) post-arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief under Section 11.16 in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). Arbitration will take place at an appointed time and place in Dallas, Texas, at a mutually agreeable and neutral venue. The Parties to the dispute will attempt in good faith to agree on a single impartial arbitrator. If such Parties cannot agree on a single impartial arbitrator, each Party to the dispute will select one impartial arbitrator, and the two so designated will select a third (3rd) impartial arbitrator. If either Party to the dispute should fail to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two (2) arbitrators should fail to select a third arbitrator within thirty (30) days after arbitration is requested, then an arbitrator will be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator will have at least ten (10) years’ experience in the oil and gas industry in the State of Oklahoma. Discovery will be made pursuant to the Federal Rules of Civil Procedure. Final hearing on the matter will be held within nine (9) months after the date the Parties to the dispute agree on a single arbitrator or the selection of the third arbitrator, as applicable (such date, the “Arbitration Commencement Date”) and a final decision with a written opinion stating the reasons therefor will be rendered within fourteen (14) days after the conclusion of the testimony at the final hearing, which written opinion shall be final and binding; provided, however, that Sellers will have the exclusive right, in their discretion, to require that (A) discovery be completed by a specific date, which date must be at least forty-five (45) days after the Arbitration Commencement Date, or (B) the final hearing be commenced by a date earlier than nine (9) months after the Arbitration Commencement Date, which date must be at least sixty (60) days after the Arbitration Commencement Date. The prevailing Party in the arbitration proceeding shall recover all reasonable and necessary attorneys’ fees and costs, including, but not limited to, all attorneys’ fees, expert witness fees, court reporter fees, support staff fees, arbitration venue fees, and arbitrator fees. A Party need not be awarded any damages to be considered the prevailing Party, and a Party need not succeed on all or any affirmative claims to be considered the prevailing Party. The Parties irrevocably waive their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made. Judgment upon an award of the majority of the arbitrators will be binding. Judgment on the award may be entered and enforced by any court of competent jurisdiction. In no event, may the arbitrators award damages that have been waived under this Agreement. The arbitration process will be kept confidential and such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible in any legal proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.

(c)For purposes of (i) ANY post-Arbitration actions seeking to enforce an arbitration award UNDER THIS AGREEMENT OR (ii) actions seeking injunctive or other similar relief under section 11.16, The venue for any such action brought under this Agreement shall be Dallas County, Texas. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located within Dallas County, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Dallas County, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim will be instituted exclusively in the United States District Court for the Northern District of Texas. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement. in addition, each party irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action in the respective jurisdictions referenced in this section.

11.4Further Assurances.

From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

11.5Amendments: Waivers.

This Agreement may not be amended, nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver. No waiver of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant set forth in this Agreement will be deemed to extend to any prior or subsequent breach, violation, default, inaccuracy or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6Assignment.

Except as otherwise provided in Section 11.10, no Party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other Parties (which consent may be granted or withheld in each such other Party’s respective sole discretion); provided, however, that Buyer shall have the right, upon prior written notice to Sellers, to assign to one or more of its Affiliates Buyer’s rights under this Agreement to acquire the Assets at Closing; provided further, that without the prior written consent of the other Parties, no assignment pursuant to this Section 11.6 shall relieve any Party from its obligations under this Agreement.

11.7Counterparts/Fax Signatures.

This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

11.8Construction.

(a)Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Annex I.

(b)The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. The Disclosure Schedules are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. All references to “$” or “dollars” shall be deemed references to United States dollars. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. The word “or” when used in a list shall not indicate that the listed items are exclusive of each other. The words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import. References to any Law, Contract, agreement or other instrument shall mean such Law, Contract, agreement or other instrument as it may be amended from time to time.

11.9Entire Agreement.

This Agreement and the Ancillary Agreements constitute the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including any letter of intent entered into between the Parties.

11.10Successors and Permitted Assigns.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective successors and permitted assigns.

11.11Parties in Interest.

Nothing in this Agreement shall entitle any Person, other than the Parties, or the Parties’ respective related indemnified parties hereunder, to any claim, cause of action, remedy or right of any kind; provided, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of its related indemnified parties (but shall not be obligated to do so).

11.12Severability.

In the event any term of this Agreement is found by any court to be void or otherwise unenforceable, the remainder of this Agreement shall remain valid and enforceable, and, to the fullest extent permitted by Law, such offending term or terms shall be replaced with an enforceable term or enforceable terms that as nearly as possible effect the Parties’ intent.

11.13Joint Preparation.

The Parties acknowledge and agree that this Agreement was jointly prepared by the Parties, and that each Party was afforded the opportunity to consult with counsel in the preparation and negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

11.14Publicity.

Sellers and Buyer shall consult with each other with regards to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable Law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld, conditioned or delayed). Without the prior written consent of the other Party, neither Buyer nor Sellers shall disclose or issue any press release or public announcement that includes the name of the non-disclosing Party; provided, however, the foregoing shall not restrict disclosures in order to comply with applicable securities or other laws, to comply with demands or requests from regulatory authorities, or to comply with existing loan or other agreements binding upon such Party.

11.15Disclosure Schedules.

The matters set forth on the disclosure schedules hereto (collectively, the “Disclosure Schedules”) are not necessarily matters that Sellers are required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed. No disclosure by any Seller in the Exhibits or the Disclosure Schedules relating to any possible breach or violation of any contract or applicable Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred.

11.16Specific Performance.

Subject to and without limiting Section 8.5, from and after Closing, if either Sellers or Buyer violates or fails or refuses to perform any covenant or agreement made by Sellers or Buyer (as applicable) in this Agreement, the nonbreaching Party (in the case of Buyer) or Parties (in the case of Sellers), subject to the terms of this Agreement and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Each of Sellers and Buyer hereby acknowledges and agrees that the rights of the other to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, if any Seller or Buyer violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the nonbreaching Party (in the case of Buyer) or Parties (in the case of Sellers) may be without an adequate remedy at Law.

11.17Confidentiality.

Subject to Section 11.14, for a period of eighteen (18) months after the Closing Date, each Seller shall, and shall cause its Affiliates to, not use or make disclosures to third parties of any confidential or proprietary information relating to Assets except with the prior written consent of Buyer or as required by applicable Law, except to the extent that such information (a) is generally available to the public through no breach by such Seller or its Affiliates of this Section 11.17, (b) is lawfully acquired by such Seller or its Affiliates after the Closing from sources which are not actually known to such Seller to be prohibited from disclosing such information due to confidentiality obligations owed to Buyer, (c) is required for purposes of compliance by such Seller or its Affiliates with Tax or regulatory reporting requirements, (d) is needed in connection with the exercise, enforcement or performance of Sellers’ rights and obligations hereunder, the Ancillary Agreements or the enforcement, performance or defense of the same, or (e) is disclosed (i) in the course of any trial or other legal Proceeding involving Sellers or their Affiliates, (ii) as required by any applicable securities Law or legal process or other Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or rules of any applicable national stock exchange, or (iii) as is necessary to allow Sellers or their Affiliates to manage or operate the Excluded Assets or Seller’s or its Affiliates’ other assets or Retained Obligations; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using such information in the conduct of their respective businesses following the Closing so long as such use is consistent in all material respects with the manner in which such Seller or its Affiliates used such information prior to the Closing and (y) such Seller and its Affiliates may discuss the underlying investment with respect to the Assets and the acquisition or disposition of the Assets with its Representatives and current and potential partners or investors or in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders or partners.

11.18No Recourse.

Except as provided in this Section 11.18, nothing express or implied in this Agreement or any document, agreement or instrument delivered in relation to this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. This Section 11.18 shall not be effective as to any Seller to the extent such

Seller makes any distribution to its members, including of any portion of the Purchase Price, that would violate any provision of Subchapter VIII of the Delaware Limited Liability Company Act or similar Law.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

SELLERS:

Palmetto Investment Partners, LLC

By:

Name:Ryan Turner

Title:Manager

Palmetto Investment Partners II, LLC

By:

Name:Ryan Turner

Title:Manager

Crestwood Exploration Partners, LLC

By:

Name:Ryan Turner

Title:Manager

[Seller’s Signature Page to Purchase and Sale Agreement]

BUYER:

PHX Minerals Inc.

By:

Name:Chad L. Stephens III

Title:	President and Chief Executive Officer

[Buyer’s Signature Page to Purchase and Sale Agreement]

ANNEX I

DEFINED TERMS

“AAA” has the meaning set forth in Section 3.2(g)(iv).

“Accounting Consultant” has the meaning set forth in Section 2.5(c).

“Acquisition Proposals” has the meaning set forth in Section 6.6.

“Actual NRA” means the actual Net Royalty Acres determined by the Parties or the Title Consultant, as the case may be, to be owned by Sellers in each Tract pursuant to Article 3.

“Actual NRI” means the actual Net Revenue Interest determined by the Parties or the Title Consultant, as the case may be, to be owned by Sellers in each Well pursuant to Article 3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocated Value” has the meaning set forth in Section 2.3.

“Ancillary Agreements” means the Conveyance, the FIRPTA Certificate and the Lock-Up Agreement.

“Annual Report” has the meaning set forth in Section 5.12.

“Arbitration Commencement Date” has the meaning set forth in Section 11.3(b).

“Asset Taxes” means ad valorem, property, excise, severance, production and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” means, save, except for and excluding the Excluded Assets, all of Sellers’ collective right, title and interest in and to the following assets and properties from and after the Effective Time:

(a)all fee mineral interests and lessor royalty interests in all oil, natural gas, coalbed methane and other liquid or gaseous Hydrocarbons, as well as their respective constituent products (including condensate, casinghead gas, distillate and natural gas liquids), and any other minerals, similar or dissimilar, customarily produced in conjunction therewith (all such substances are defined for purposes of this Agreement as a “Mineral” or the “Minerals”), in, on and under or produced and saved from the lands, tracts and properties described in Exhibit A-1 attached hereto (such lands, tracts, and properties described in Exhibit A-1, the “Lands”), and from all wells located on the Lands (collectively, the “Wells”), including without limitation, the Wells identified on Exhibit A-2 attached hereto, together with any royalty interests attributable thereto and any units, lands, tracts or other properties pooled with any of the Lands (collectively, the “Mineral Interests”);

Annex I(a)

(b)any overriding royalty interests held by Sellers burdening oil, gas or other minerals produced, saved or sold from the Lands, including those described in Exhibit A-1 attached hereto (collectively, the “Overriding Royalty Interests”);

(c)the non-participating royalty interests burdening the Lands, including those described in Exhibit A-1 attached hereto (collectively, the “Royalty Interests”, together with the Mineral Interests and Overriding Royalty Interests, the “Interests”);

(d)any oil, gas and mineral leases that relate to the Interests, including all reversionary rights thereunder, including those described in Exhibit F (collectively, the “Leases”);

(e)all division and transfer orders, and, except for the Leases, all written contracts, contractual rights, interests and other written agreements to which any Seller is a party (including as assignee) and under which any of the Interests are bound (collectively, the “Contracts”);

(f)all Records, except for the Excluded Records;

(g)(i) all rights of ingress and egress, at all times for the purpose of exploring, drilling, operating for and producing from the Lands for Minerals and removing the same therefrom, and of laying pipelines, storing oil, building tanks, processing and treating plants and facilities, power stations, telephone lines, roads and other structures necessary to produce, save, care for, treat, store, compress, process, and transport said products, attributable to the conveyed interests, and (ii) all rights with respect to the use and occupation of the surface of the Lands and the subsurface depths under the Lands for the sole purpose of development and maintenance of the Interests; and (iii) the right of ingress and egress across any lands owned or controlled by Sellers to the extent such ingress and egress across such lands is reasonable to obtain access for the development and maintenance of the Interests;

(h)all proceeds attributable to any of the Interests or the Leases and attributable to the time period after the Effective Time;

(i)to the extent transferable (provided that Sellers will not be required to pay any fees or incur any liabilities in order to transfer such data), all proprietary and non-proprietary geologic, geophysical and seismic data that relate to the Interests (excluding any interpretive data);

(j)all permits to the extent primarily relating to or applicable to any of the Interests or Leases and (i) required for the ownership of the Interests or Leases and (ii) transferable pursuant to applicable Law;

(k)to the extent relating to the Assets and to the extent assignable, all rights and interests of either Seller (i) under any agreement or policy of indemnity or insurance (including any rights, claims or causes of action of either Seller against third parties under any indemnity or hold harmless agreements) and any indemnities received in connection with Sellers’ prior acquisition of any of the Assets, but in each case only to the extent that such rights or interests arise from obligations or liabilities for which Buyer is responsible under this Agreement, or (ii) relating to claims and causes of action that may be asserted against a third party to the extent such rights and claims arise from obligations or liabilities assumed by Buyer hereunder; and

(l)except to the extent pertaining to any Retained Obligations, and only to the extent assignable, all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with any of the other Assets and relate to the period from and after the Effective Time.

Annex I(b)

“Assumed Liabilities” has the meaning set forth in Section 10.1.

“Business Day” means any weekday other than a weekday on which commercial banks in the city of Oklahoma City, Oklahoma and Dallas, Texas are authorized or required by applicable Law to be closed.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 10.3.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” means a Material Adverse Effect with respect to Buyer.

“Buyer Officer Certificate” has the meaning set forth in Section 8.1(c).

“Buyer Reports” has the meaning set forth in Section 5.12.

“Buyer’s Auditor” has the meaning set forth in Section 6.5(d).

“Cash” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Code” has the meaning set forth in Section 4.6.

“Commission” has the meaning set forth in Section 5.12.

“Contracting Party” has the meaning set forth in Section 11.18.

“Contracts” has the meaning set forth in the definition of “Assets”.

“Conveyance” has the meaning set forth in Section 9.2(b).

“Credit Deficiency Notice” has the meaning set forth in Section 3.2(b).

“Credit Facility” has the meaning set forth in Section 5.9.

“Credit Notice” has the meaning set forth in Section 3.2(b).

“Crestwood” has the meaning set forth in the introductory paragraph of this Agreement.

“Cure Notice” has the meaning set forth in Section 3.2(f).

“Cure Period” has the meaning set forth in Section 3.2(f).

“Deductible” has the meaning set forth in Section 10.2(c)(ii).

“Defect Allegation” has the meaning set forth in Section 3.2(a).

“Defensible Title” means such title of Sellers to the Assets that, as of the Effective Time and as of

Annex I(c)

the Closing Date, is deducible of record or provable by documentation that would be successfully defended if challenged and that, subject to the Permitted Encumbrances, (a) as to each Tract, entitles Sellers to not less than the Stated NRA for such Tract, (b) as to the Interest attributable to each Well, entitles Sellers to not less than the Stated NRI for such Well, and (c) is free and clear of all Encumbrances.

“Deficiency Notice” has the meaning set forth in Section 3.2(a).

“Delayed Closing Date” has the meaning set forth in Section 3.2(f).

“Disclosing Credit Party” has the meaning set forth in Section 3.2(b).

“Disclosure Schedules” has the meaning set forth in Section 11.15.

“Dispute Notice” has the meaning set forth in Section 2.5(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Effectiveness Date” has the meaning set forth in Section 6.8(a).

“Effectiveness Deadline” has the meaning set forth in Section 6.8(a).

“Encumbrance” means any lien, judgment, mortgage, deed of trust, security instrument, pledge or option that is binding upon the Assets, or other preferential arrangement or other similar encumbrance.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all other applicable Laws of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources; or (iii) the disposal or release or threat of release of hazardous substances, in each case as enacted and in effect on or prior to the Closing Date.

“Escrow Agent” shall mean Bank of Oklahoma, National Association.

“Escrow Agreement” shall mean that certain customary escrow agreement by and among Sellers, Buyer, and the Escrow Agent, dated on or about the Closing Date and delivered thereon.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the following assets and properties:

(a)all proceeds attributable to any of the Assets to the extent attributable to the time period before the Effective Time, including any lease bonuses, royalties and other proceeds and benefits to the extent (i) attributable to the time period before the Effective Time and (ii) received no later than one year following the Closing Date;

(b)all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to Seller Taxes;

Annex I(d)

(c)any refunds of costs or other expenses borne by any Seller or its predecessors in title, insofar as such refunds relate to time periods prior to the Effective Time or to any Retained Obligations;

(d)the Excluded Records;

(e)all claims and causes of action of Sellers relating to (i) any Retained Obligation or (ii) production that occurred prior to the Effective Time, and all audit rights arising under any Contracts with respect to the time periods prior to the Effective Time or any Retained Obligations; provided, however, if any third party makes a claim regarding time periods prior to the Effective Time that is or would be an Assumed Liability, then the claims and causes of action against such third party, to the extent relating to such Assumed Liability, that would otherwise be Excluded Assets pursuant to this clause (d), shall become Assets;

(f)all computer or communications software owned, licensed or used by Sellers, other than the Records;

(g)any logo, service mark, copyright, trade name or trademark of or associated with Sellers or any Affiliate of Sellers or any business of Sellers or of any Affiliate of Sellers;

(h)motor vehicles and other rolling stock owned by Sellers; and

(i)all oil, gas and Hydrocarbons produced, saved or sold from the Assets with respect to all periods prior to the Effective Time.

“Excluded Records” means  (i) any files, records, or data (other than title opinions or memoranda relating to the Assets), which Sellers believe in good faith are protected by attorney-client privilege or confidentiality agreements, provided that Sellers have used Reasonable Efforts to obtain waivers of such confidentiality agreements, (ii) all of Sellers’ corporate minute books, corporate financial records and Income Tax records that relate to Sellers’ business generally, (iii) all files, records or data relating to the marketing process for the Assets including any and all bids received in connection therewith, and (iv) (A) Seller’s interpretation of any geologic, geophysical and seismic data, and (B) any non-proprietary geologic, geophysical and seismic data that relate to the Interests, to the extent that (1) such non-proprietary geologic, geophysical and seismic data are not transferable without consideration or without a third party’s consent, and (2) such consent was not obtained from such third party or Buyer has not agreed in writing to pay such consideration prior to the time of Closing.

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Filing Deadline” has the meaning set forth in Section 6.8(a).

“Filings” has the meaning set forth in Section 6.5(d).

“Final Price” has the meaning set forth in Section 2.5(a).

“Final Settlement Date” has the meaning set forth in Section 2.5(a)

“Final Settlement Statement” has the meaning set forth in Section 2.5(a).

“FIRPTA Certificate” has the meaning set forth in Section 9.2(e).

Annex I(e)

“First Quarter 10-Q” has the meaning set forth in Section 5.12.

“Fraud” means an intentional and knowing misrepresentation of fact with the intent to deceive solely with respect to the making of the representations and warranties in this Agreement or any instrument or other agreement entered into in connection herewith which constitutes common law fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or will, given extent levels, form the basis of remediation liability under, any Environmental Laws (including NORM and other substances) in effect as of the Execution Date and each Closing Date.

“Hydrocarbons” means any oil, gas, casinghead gas, condensate, distillate or other liquid or gaseous hydrocarbon of every kind or description.

“Income Taxes” means any U.S. federal, state or local or non-U.S. income Tax or Tax based on profits, net profits, margin revenues or similar Taxes (including franchise Taxes and any capital gains and net worth Taxes).

“Indemnity Escrow” means the escrow account created with the Escrow Agent, which shall hold the Indemnity Shares and any cash proceeds received from the sale of any Indemnity Shares during the Indemnity Escrow Period.

“Indemnity Escrow Balance” means, as of any determination time, the number of Indemnity Shares and/or cash held by the Escrow Agent as of such time.

“Indemnity Escrow Period” has the meaning set forth in Section 10.10(b).

“Indemnity Shares” means one hundred percent (100%) of the Shares.

“Individual Claim Threshold” has the meaning set forth in Section 10.2(c)(ii).

“Interests” has the meaning set forth in the definition of “Assets”.

“Knowledge” means the actual knowledge, without any obligation of inquiry, of (x) in the case of Sellers, of Matt Veazey or (y) in the case of Buyer, of Ralph D’Amico.

“Lands” has the meaning set forth in the definition of “Assets”.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority, or rules or regulation of any national stock exchange on which a Party’s securities are listed.

Annex I(f)

“Leases” has the meaning set forth in the definition of “Assets”.

“Lock-Up Agreement” has the meaning set forth in Section 9.2(f).

“Lock-Up Period” has the meaning set forth in Section 9.2(f).

“Losses” means any and all losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, diminution of value of any Asset, demands, suits, claims, causes of action and sanctions of every kind and character (including civil fines); provided, however, for the avoidance of doubt, any calculation or determination of Losses shall not include any measure of damages or theories of liability expressly waived by the Parties pursuant to Section 10.7.

“Material Adverse Effect” means, with respect to a Party, any circumstance, change or effect that has had or would be reasonably likely to (i) have, individually or in the aggregate with any other circumstance, change or effect, a material and adverse effect on the ownership or financial condition of the Assets (with respect to a Seller Material Adverse Effect) or the assets and properties of Buyer (with respect to a Buyer Material Adverse Effect), taken as a whole or (ii) materially impair, prevent or delay such Party’s timely consummation of the transactions contemplated hereby, but shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which such Party operates; (b) seasonal reductions in revenues or earnings of such Party in the ordinary course of its business; (c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in GAAP or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby; (g) changes or developments in financial or securities markets or the economy in general; (h) the outbreak or continuation of any disease or epidemic (including COVID-19); (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (j) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof from and after the Execution Date; (k) effects of weather, meteorological events, natural disasters or other acts of God; or (l) any title defects, title losses or encumbrances on title; provided that the exclusions set forth in subsections (b), (e), (g), (h) and (k) shall be effective only insofar as such exclusions do not disproportionately affect the assets and properties of the affected Party as compared to similarly situated oil and gas assets or similarly situated owners of oil and gas assets.

“Material Contracts” means any of the following Contracts to which any Seller is a party:

(a)	Contracts restricting in any material respect the owner of the Assets from freely engaging in any business or competing anywhere;
(b)

each Contract that burdens any of the Assets and is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract (other than Permitted Encumbrances) that will not be terminated at or before the Closing;

(c)	any Contract that burdens any of the Assets, covering any futures, hedges, swap, collar, put, call, floor, cap, option or the like that is intended to reduce or eliminate the fluctuations

Annex I(g)

in the prices of commodities, currency, exchange rates or interest rates that will not be terminated at or before the Closing;
(d)	any Contract the primary purpose of which is to indemnify another Person;
(e)	Contracts to sell, exchange or otherwise dispose of all or any part of the Assets;
(f)

Contracts involving obligations of, or payments to or from, the owner of the Assets that, in each case, can reasonably be expected to result in aggregate payments by Sellers in excess of $50,000.00 in the current or any subsequent fiscal year; and

(g)	Contracts between any Seller and any Affiliate of such Seller that will be binding on the Assets after the Closing.

“Mineral Interests” has the meaning set forth in the definition of “Assets”.

“Minerals” has the meaning set forth in the definition of “Assets”.

“Net Mineral Acres” means with regard to an Interest, (i) the number of gross surface acres included in such Interest, multiplied by (ii) Sellers’ percentage ownership interest in the oil and gas fee mineral interests beneath such gross surface acres; provided, however, that if Sellers’ Net Mineral Acres vary for different formations or areas within a Tract, a separate calculation shall be performed with respect to each such formation or area for the purposes of calculating Net Mineral Acres under this Agreement.

“Net Revenue Interest” shall mean, with respect to each Well set forth in Exhibit A-2, the interest in and to the production of Hydrocarbons produced, saved, and sold from or allocated to such Wells.

“Net Royalty Acres” means, with regard to the Interest, the number equal to (i) the number of Net Mineral Acres attributable to such Interest multiplied by (ii) the applicable Royalty Rate for such Interest multiplied by (iii) eight; provided, however, that if an Interest varies as to different target formations or areas within a Tract, a separate calculation shall be performed with respect to each such formation or area for the purposes of calculating Net Royalty Acres under this Agreement. For any unleased tracts, a 12.5% Royalty Rate shall be used as the applicable Royalty Rate.

“Nonparty Affiliates” has the meaning set forth in Section 11.18.

“Obligations” has the meaning set forth in Section 10.1.

“Offering” has the meaning set forth in Section 2.2.

“Officer Certificates” has the meaning set forth in Section 8.2(c).

“Overriding Royalty Interests” has the meaning set forth in the definition of “Assets”.

“Palmetto I” has the meaning set forth in the introductory paragraph of this Agreement.

“Palmetto II” has the meaning set forth in the introductory paragraph of this Agreement.

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

Annex I(h)

“Permitted Encumbrances” means:

(a)the terms and provisions of any Contract or Lease of record to the extent that such terms and provisions do not, individually and in the aggregate, operate to reduce Sellers’ Net Royalty Acres in any Tract below the Stated NRA for such Tract or operate to reduce Sellers’ Net Revenue Interest in any Well below the Stated NRI for such Well;

(b)lessors’ royalties, non-participating royalties and similar burdens of record that do not, individually or in the aggregate, operate to (i) reduce Sellers’ Net Royalty Acres in any Tract below the Stated NRA for such Tract, or (ii) reduce Sellers’ Net Revenue Interest in any Well below the Stated NRI for such Well;

(c)preferential rights to purchase and required third party consents to assignment of any Asset that are not applicable to the transactions contemplated by this Agreement;

(d)rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale or conveyance of any of the Assets if the same are customarily obtained in the ordinary course of business subsequent to such sale or conveyance;

(e)any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business for amounts not yet delinquent or, if delinquent, that are being contested in good faith, or which will be released prior to Closing;

(f)any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Sellers have agreed to pay under the terms of this Agreement or which have been prorated under the terms of this Agreement;

(g)all rights reserved to or vested in any Governmental Authority to control or regulate the Assets in any manner;

(h)the lack of executive rights in any of the Lands;

(i)defects or irregularities of title as to which the relevant statute of limitation or prescription would bar any attack or claim against Sellers’ title;

(j)defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization, absent reasonable evidence that the defect results in a third party’s actual and valid claim of title to the affected Interest;

(k)any defects based solely on (A) lack of information, including lack of information in Sellers’ files, the lack of third party records or unavailability of information from applicable Governmental Authorities, absent reasonable evidence that the defect results in a third party’s actual and valid claim of title to the affected Interest or (B) the absence of certain documents in Sellers’ files that are referenced by other documents that are located in Sellers’ files;

(l)division orders and sales contracts terminable without penalty upon no more than 90 days’ notice to the purchaser;

Annex I(i)

(m)defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, absent affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Assets;

(n)any matter waived in writing by Buyer;

(o)defects arising out of a scrivener’s error that would not reasonably be expected to adversely affect title to the Assets;

(p)defects based on a gap in the chain of title of the Asset if such gap exists prior to January 1, 1990, unless such gap is shown to exist in the county records by an abstract of title, title opinion or landman’s title chain or runsheet;

(q)defects resulting from lack of survey, unless a survey is expressly required by the underlying lease or applicable Law; and

(r)defects based on failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; in each case, unless Buyer provided evidence that such defects or irregularities may result in another Person’s actual and superior claim of title.

“Per Share Value” means the price at which the Shares were offered in the Offering.

“Person” means any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.4(a).

“Proceeding” means any proceeding, action, arbitration, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.1.

“Reasonable Efforts” means a Party’s commercially reasonable efforts in accordance with reasonable commercial practice.

“Records” means copies of all files, records, and data in any Seller’s possession or control to the extent relating to any of the Assets, including deed, mineral and Lease records, assignments, division order records, title records (including abstracts of title, title opinions and memoranda and title curative documents), Contracts, electronic data files (if any), maps, production records, decline curves and graphical production curves and financial, accounting and Asset Tax records, but excluding all Excluded Records.

“Records Period” has the meaning set forth in Section 6.5(d).

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Representatives” means with respect to any Person, its officers, directors, managers, employees, consultants, agents, financial advisors, attorneys, accountants and other representatives.

“Retained Obligations” means all Obligations arising from or related to the following: (a) the ownership of the Assets prior to the Effective Time, (b) the amount of all Taxes for which Sellers are

Annex I(j)

responsible pursuant to Article 7, (c) the Excluded Assets and (d) general and administrative expenses (as such term is understood in accordance with GAAP) of the Sellers.

“Review Period” has the meaning set forth in Section 2.5(a).

“Royalty Interests” has the meaning set forth in the definition of “Assets”.

“Royalty Rate” means the applicable royalty interest (i) set forth in the applicable Lease, with respect to any Mineral Interest, minus the proportionate share, if any, of any non-participating royalty interests that burden such Mineral Interest or (ii) carved out of the lessee’s working interest derived from such Lease, with respect to any Overriding Royalty Interest.

“Scheduled Closing Date” has the meaning set forth in Section 9.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 10.3.

“Seller Indemnitees” has the meaning set forth in Section 10.2(b).

“Seller Material Adverse Effect” means a Material Adverse Effect with respect to Sellers.

“Seller Officer Certificate” has the meaning set forth in Section 8.2(c).

“Seller Taxes” shall mean (a) Income Taxes imposed by applicable Law on Sellers and (b) Asset Taxes allocable to Sellers pursuant to Article 7 (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.4, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Article 7).

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Special Warranty” has the meaning set forth in Section 6.5(c).

“Stated NRA” has the meaning set forth in Section 3.2(c)(iii).

“Stated NRI” has the meaning set forth in Section 3.2(c)(iv).

“Straddle Period” means any taxable period beginning before and ending after the Effective Time.

“Stronghold” has the meaning set forth in the introductory paragraph of this Agreement.

“Subject Schedule Supplement” has the meaning set forth in Section 6.3.

“Survival Period” has the meaning set forth in Section 10.3.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedules or attachment thereto, and including any amendment thereof.

Annex I(k)

“Taxes” means (a) all taxes, assessments, fees and other charges in the nature of a tax imposed by any Governmental Authority, including any federal, state, local or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, transfer tax, use tax, excise tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a).

“Title Claims Date” has the meaning set forth in Section 3.1.

“Title Consultant” has the meaning set forth in Section 3.2(g)(iv).

“Title Credit” means any right, circumstance or condition that operates to increase Sellers’ Actual NRA in any Tract above the Stated NRA set forth on Exhibit A-1 for such Tract.

“Title Credit Amount” has the meaning set forth in Section 3.2(e).

“Title Deductible” has the meaning set forth in Section 3.2(d)(ii).

“Title Defect” means (i) any Encumbrance, defect or other matter that causes (or if not cured, could reasonably be expected to cause) Sellers not to have Defensible Title to any of the Assets; or (ii) any default by Sellers under a Lease or Contract or other agreement that (A) has an adverse effect on the operation, value or use of any Asset, (B) prevents Sellers from receiving the proceeds of production attributable to Sellers’ interest in any Asset, or (C) results in cancellation or impairment of Sellers’ interest in any Asset.

“Title Defect Amount” has the meaning set forth in Section 3.2(c).

“Title Dispute” has the meaning set forth in Section 3.2(g)(i).

“Title Threshold” has the meaning set forth in Section 3.2(d)(i).

“Tract” has the meaning set forth in Section 2.3.

“Transfer Taxes” means, collectively, transfer, sales, use, excise, documentary, stamp, gross receipts, goods and services, registration or other similar Taxes relating to the transactions contemplated by this Agreement.

“Unresolved Claims” has the meaning set forth in Section 10.10(c).

“Unresolved Claims Amount” has the meaning set forth in Section 10.10(c).

“Wells” has the meaning set forth in the definition of “Assets”.

Annex I(l)